Exhibit 10.1

Execution Version

$1,300,000,000.00 REVOLVING CREDIT FACILITY

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

by and among

MSA SAFETY INCORPORATED, a Pennsylvania corporation,

THE OTHER BORROWERS PARTY HERETO,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent,

PNC CAPITAL MARKETS LLC, as Joint Lead Arranger and Joint Bookrunner,

JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A., and WELLS FARGO

BANK, N.A., as Syndication Agents, Joint Lead Arrangers and Joint Bookrunners

and

THE HUNTINGTON NATIONAL BANK, HSBC BANK USA, NATIONAL ASSOCIATION,

and CITIBANK, N.A., as Co-Documentation Agents

Dated April 1, 2025

CUSIP # 55349UAA5

CUSIP # 55349UAB3

Page
1 CERTAIN DEFINITIONS	1

1.1 Certain Definitions	1

1.2 Construction; Dutch Terms; German Terms and Legislation; Language	48

1.3 Accounting Principles; Financial Terms	51

1.4 Currency Calculations	52

1.5 Designation of the US Borrower as Borrower Representative	52

1.6 Divisions	53

1.7 Benchmark Replacement Notification; Rates	53

2 REVOLVING CREDIT AND SWING LOAN FACILITIES	53

2.1 Revolving Credit and Swing Loan Commitments	53
2.1.1 Revolving Credit Loans; Optional Currency Loans	53
2.1.2 Swing Loans	54

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	54

2.3 Commitment Fees	54

2.4 Termination or Reduction of Revolving Credit Commitments	55

2.5 Revolving Credit Loan Requests; Swing Loan Requests	55
2.5.1 Revolving Credit Loan Requests	55
2.5.2 Swing Loan Requests	56

2.6 Increase in Revolving Credit Commitments	57
2.6.1 Increasing Lenders and New Lenders	57
2.6.2 Treatment of Outstanding Loans	58

2.7 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Repayment of Swing Loans	58
2.7.1 Making Revolving Credit Loans	58
2.7.2 Making Swing Loans	59
2.7.3 Presumptions by the Administrative Agent	59
2.7.4 Repayment of Revolving Credit Loans	59
2.7.5 Borrowings to Repay Swing Loans	60
2.7.6 Swing Loans Under Cash Management Agreements	60

2.8 Notes	61

2.9 Use of Proceeds	61

2.10 Letter of Credit Subfacility	61
2.10.1 Issuance of Letters of Credit	61
2.10.2 Letter of Credit Fees	62
2.10.3 Disbursements, Reimbursement	63

i

(continued)

Page
2.10.4 Repayment of Participation Advances	64
2.10.5 Documentation	65
2.10.6 Determinations to Honor Drawing Requests	65
2.10.7 Nature of Participation and Reimbursement Obligations	65
2.10.8 Indemnity	67
2.10.9 Liability for Acts and Omissions	67
2.10.10 Iss uing Lender Reporting Requirements	68

2.11 Defaulting Lenders	68

2.12 Utilization of Commitments in Optional Currencies	71
2.12.1 Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency	71
2.12.2 Notices from Lenders that Optional Currencies Are Unavailable to Fund New Loans	71
2.12.3 Notices from Lenders that Optional Currencies Are Unavailable to Fund Renewals of the Applicable Interest Rate Option	72
2.12.4 European Monetary Union	72
2.12.5 Non-Public Lender	73

2.13 Designated Lenders	73

2.14 Illegality	74

2.15 Designated Foreign Borrowers	74

3 INTEREST RATES	75

3.1 Interest Rate Options	75
3.1.1 Revolving Credit Interest Rate Options	76
3.1.2 Swing Loan Interest Rate	77
3.1.3 Rate Quotations	77

3.2 Conforming Changes Relating to Term SOFR Rate, Daily Simple SOFR, Eurocurrency Rate or Daily Simple RFR	77

3.3 Interest After Default	77
3.3.1 Interest Rate	78
3.3.2 Letter of Credit Fees	78
3.3.3 Other Obligations	78
3.3.4 Acknowledgment	78

3.4 Unascertainable; Illegality; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting	78
3.4.1 Unascertainable; Increased Costs; Deposits Not Available	78
3.4.2 Illegality	79
3.4.3 Administrative Agent’s and Lender’s Rights	79

(continued)

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(continued)

v

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(continued)

(continued)

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(E)	-	EXISTING LETTERS OF CREDIT
SCHEDULE 1.1(P)(1)	-	PERMITTED INVESTMENTS
SCHEDULE 1.1(P)(2)	-	PERMITTED LIENS
SCHEDULE 1.1(S)	-	EXCLUDED SUBSIDIARIES
SCHEDULE 5.1.2	-	SUBSIDIARIES
SCHEDULE 5.1.12	-	ERISA COMPLIANCE
SCHEDULE 7.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 7.2.3	-	EXISTING GUARANTIES

EXHIBITS
EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AND SURETYSHIP AGREEMENT(DOMESTIC GUARANTORS)
EXHIBIT 1.1(G)(3)	-	GUARANTY AND SURETYSHIP AGREEMENT(FOREIGN GUARANTORS)
EXHIBIT 1.1(I)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 2.5.1	-	REVOLVING CREDIT LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 2.15(1)	-	DESIGNATED FOREIGN BORROWER REQUEST AND ASSUMPTION AGREEMENT
EXHIBIT 2.15(2)	-	DESIGNATED FOREIGN BORROWER NOTICE
EXHIBIT 4.9.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 4.9.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 4.9.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 4.9.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 7.3.3(1)	-	COMPLIANCE CERTIFICATE

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT is dated April 1, 2025 and is made by and among MSA SAFETY INCORPORATED, a Pennsylvania corporation (the “US Borrower” or the “Company”), MSA UK HOLDINGS LIMITED, a private limited company incorporated in England and Wales with company number 09720572 (“MSA UK”), MSA GREAT BRITAIN HOLDINGS LIMITED, a private limited company incorporated in England and Wales with company number 13146630 (“MSA Great Britain”), each DESIGNATED FOREIGN BORROWER (as hereinafter defined) from time to time party hereto, each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined) and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (as hereinafter defined) (hereinafter referred to in such capacity as the “Administrative Agent”).

The Borrowers have requested the Lenders to provide a revolving credit facility (including a letter of credit subfacility) to the Borrowers in an aggregate principal amount, subject to Section 2.6 [Increase in Revolving Credit Commitments], not to exceed $1,300,000,000.00. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1 CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“2010 Note Purchase Agreement” shall mean that certain Third Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement, dated as of July 1, 2021, as amended by that certain Amendment No. 1 and Consent to Third Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement dated as of December 30, 2022, that certain Amendment No. 2 to Third Amended and Restated Multi-Currency Note Purchase and Shelf Agreement dated as of June 29, 2023 and that certain Amendment No. 3 to Third Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement dated as of July 1, 2024, and as the same may be further amended, modified or supplemented from time to time.

“2010 Note Purchase Agreement Guarantees” shall mean, collectively, each Note Guarantee (as defined in the 2010 Note Purchase Agreement).

“Acquisition Period” shall mean a period of four consecutive fiscal quarters of the Company beginning with a fiscal quarter during which the Company or its Subsidiaries consummates a Permitted Acquisition for which the aggregate consideration payable equals or exceeds the Dollar Equivalent of $100,000,000.00, and including such fiscal quarter and the immediately succeeding three fiscal quarters. The Company may elect to designate in writing to the Administrative Agent the commencement of an Acquisition Period (which election shall be made prior to the last day of fiscal quarter in which the relevant Permitted Acquisition is consummated).

“Additional Covenant” shall have the meaning specified in Section 7.1.11(i) [Most Favored Lender].

“Adjustment Date” shall have the meaning specified in Schedule 1.1(A).

“Administrative Agent” shall have the meaning specified in the preamble of this Agreement and shall include its successors and assigns.

“Administrative Agent’s Fee” shall have the meaning specified in Section 9.9 [Administrative Agent’s Fee].

“Administrative Agent’s Letter” shall have the meaning specified in Section 9.9 [Administrative Agent’s Fee].

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” as to any Person, shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds ten percent (10.00%) or more of any class of the voting or other Equity Interests of such Person, or (iii) ten percent (10.00%) or more of any class of voting interests or other Equity Interests of which is beneficially owned or held, directly or indirectly, by such Person.

“Agreement” shall mean this Fifth Amended and Restated Credit Agreement, as the same may be further amended, restated, amended and restated, supplemented, modified or restated from time to time, including all schedules and exhibits.

“Alternate Currency” shall mean with respect to any Letter of Credit, each Optional Currency and any other non-Dollar currency satisfactory to the Issuing Lender that shall issue a Letter of Credit. Each Alternate Currency must be the lawful currency of the specified country.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, Sanctions, import/export licensing, money laundering and financial recordkeeping and reporting, corruption or bribery, including but not limited to, the United Kingdom Bribery Act 2010, the UK Terrorism Act 2000, the UK Terrorism Act 2006, the UK Counter-Terrorism and Border Security Act 2019 and any enabling legislation and regulations relating thereto and the U.S. Foreign Corrupt Practices Act of 1977 as amended and the rules and regulations thereunder, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Commercial Letter of Credit Fee Rate” shall mean the percentage rate per annum based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commercial Letter of Credit Fee.”

“Applicable Commitment Fee Rate” shall mean the percentage rate per annum based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

“Applicable Margin” shall mean, as applicable:

(A) the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread,” or

(B) the percentage spread to be added to (i) the Term SOFR Rate applicable to Revolving Credit Loans under the Term SOFR Rate Option, (ii) Daily Simple RFR applicable to Revolving Credit Loans under the Daily Simple RFR Option and (iii) Eurocurrency Rate applicable to Revolving Credit Loans under the Eurocurrency Rate Option, in each case based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Term/RFR Spread.”

“Applicable Standby Letter of Credit Fee Rate” shall mean the percentage rate per annum based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Standby Letter of Credit Fee.”

“Applicant Foreign Borrower” shall have the meaning specified in Section 2.15 [Designated Foreign Borrowers].

“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” shall mean any Transfer except (a) any Transfer (i) from a Domestic Subsidiary to the US Borrower or another Domestic Subsidiary, (ii) from a Foreign Subsidiary or Foreign Borrower to the US Borrower, any Foreign Borrower, or any Domestic Subsidiary or any Foreign Subsidiary, or (iii) from the US Borrower or any Domestic Subsidiary to any Foreign Borrower or any Foreign Subsidiary in an amount, measured at the time any such Transfer is made, which shall not exceed, together with any loans, advances and investments permitted under Section 7.2.4(ix) [Loans and Investments], $750,000,000.00 (which amount shall be calculated net of any Asset Disposition from a Foreign Borrower or Foreign Subsidiary to the US Borrower or a Domestic Subsidiary), in each case, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Event of Default or Potential Default exists, (b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer used or useful in the operation of the business of the Company or any of its Subsidiaries or that are obsolete, (c) any Transfer by the Company or any Subsidiary constituting a Permitted Investment, (d) non-exclusive licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any of its Subsidiaries in the ordinary course of business, (e) dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business, (f) leases and sub-leases and licenses and sub-licenses of property in the ordinary course of business, and (g) any disposal of assets for the purpose of funding (to the extent required) special purpose vehicles or trusts assuming the obligations to fulfill pension obligations of any Loan Party (commonly referred to as “contractual trust arrangements” or “CTA”), including without limitation pursuant to sections 7(b) through 7(f) SGB IV or section 8(a)AltTZG.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 10.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

“Attributed Principal Amount” shall mean, on any day, with respect to any Permitted AR Sale entered into by a Loan Party or any of its Subsidiaries, the aggregate amount (with respect to any such transaction, the “Invested Amount”) paid to such Person as of such date under such Permitted AR Sale, minus the aggregate amount received by the applicable third-party purchaser and applied to the reduction of the Invested Amount under such Permitted AR Sale.

“Australian Dollars” shall mean the lawful money of Australia.

“Authorized Officer” shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Senior Vice President, Vice President, Treasurer or Assistant Treasurer of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Company, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Company may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (x) if the then current Benchmark for such Currency is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.4.4.4 [Unavailability of Tenor of Benchmark], or (y) if the then current Benchmark for such Currency is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 3.4.1 [Unascertainable, Etc.] or Section 3.4.2 [Illegality], to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Option” shall mean the option of the Borrowers to have Loans denominated in Dollars bear interest at the rate and under the terms set forth in Section 3.1.1(i) [Revolving Credit Base Rate Option].

“Benchmark” shall mean, initially, with respect to Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to, (a) Dollars, the Term SOFR Reference Rate, (b) Euros or Sterling, the Daily Simple RFR applicable for such Currency, or (c) Australian Dollars, the Eurocurrency Rate applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.4.4.1 [Benchmark Replacement].

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	where the Benchmark is the Term SOFR Rate, the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment; and

(2)

the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or(2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark for any Currency:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in accordance with Section 3.4.4 [Benchmark Replacement Setting] and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with Section 3.4.4 [Benchmark Replacement Setting].

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (i) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC” shall mean Bacharach Holding Corp., a Delaware corporation.

“BI” shall mean Bacharach, Inc., a Delaware corporation.

“Borrowers” shall mean, collectively, the Closing Date Borrowers and each Designated Foreign Borrower from time to time party to this Agreement.

“Borrowing Date” shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Borrowing Tranche” shall mean specified portions of Loans consisting of simultaneous loans under the same Interest Rate Option and in the same Currency, and in the case of Term Rate Loans, having the same Interest Period. For the avoidance of doubt, (a) all Revolving Credit Loans denominated in the same Currency and to which a Daily Simple RFR Option applies shall constitute one Borrowing Tranche, and (b) all Revolving Credit Loans denominated in the same Currency and to which a Base Rate Option applies shall constitute one Borrowing Tranche.

“British Pounds Sterling” shall mean the official currency of the United Kingdom of Great Britain and Northern Ireland.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Term SOFR Rate Loan, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day; (ii) Eurocurrency Rate Loan, the term “Business Day” means any such day that is also a Eurocurrency Banking Day; and (iii) RFR Loan, the term “Business Day” means any such day that is also an RFR Business Day.

“Capital Lease” shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP (but subject to the last sentence of Section 1.3(a)).

“Capital Lease Obligation” shall mean, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreements” shall have the meaning specified in Section 2.7.6 [Swing Loans Under Cash Management Agreements].

“Cash Management Bank” means any Person that, at the time it enters into an Other Lender Provided Financial Service Product, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Other Lender Provided Financial Service Product.

“Certificate of Beneficial Ownership” shall mean, for each Borrower that is a Legal Entity Customer, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“CIP Regulations” shall have the meaning specified in Section 9.11 [No Reliance on Administrative Agent’s Customer Identification Program].

“Closing Date” shall mean April 1, 2025 or such other date as may be agreed to by the parties hereto.

“Closing Date Borrowers” shall mean, collectively, the US Borrower, MSA Great Britain and MSA UK.

“Closing Date Compliance Certificate” shall have the meaning specified in Section 6.1 [First Loans and Letters of Credit].

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Letter of Credit” shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

“Commercial Letter of Credit Fee” shall have the meaning specified in Section 2.10.2 [Letter of Credit Fees].

“Commitment” shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of PNC, the aggregate of its Revolving Credit Commitment and its Swing Loan Commitment, and “Commitments” shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

“Commitment Fee” shall have the meaning specified in Section 2.3 [Commitment Fees].

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedge” shall mean a price protection agreement related to commodity products and entered into by the Company or its Subsidiaries for hedging purposes (and not for speculation).

“Company” shall have the meaning specified in the preamble to this Agreement.

“Compliance Certificate” shall have the meaning specified in Section 7.3.3 [Certificate of the Company].

“Computation Date” shall have the meaning specified in Section 2.12.1 [Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding, Etc.].

“Conforming Changes” means, with respect to the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR, Eurocurrency Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrowers, may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR, Eurocurrency Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Borrowers, that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR, Eurocurrency Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period of determination, (i) the sum of Consolidated Net Income, depreciation, amortization, other non-cash charges, non-cash expenses, or non-cash losses to net income (provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made), Interest Charges and income tax expense, plus non-recurring costs and expenses in connection with Permitted Acquisitions (not to exceed $30,000,000.00 in the aggregate for all Permitted Acquisitions), minus (ii) non-cash credits or non-cash gains to net income, in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP. For purposes of determining Consolidated EBITDA, items related to Joint Ventures shall be excluded, except that cash dividends paid by any Joint Venture to the Company or a wholly-owned Subsidiary of the Company shall be included in Consolidated EBITDA. For purposes of calculating Consolidated EBITDA, (a) with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and (b) with respect to a business liquidated, sold or disposed of by the Loan Parties pursuant to Section 7.2.5 [Liquidations, Mergers, Consolidations and Acquisitions] or Section 7.2.6 [Dispositions of Assets or Subsidiaries], Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

“Consolidated Funded Indebtedness” shall mean, for any period of determination, (i) the principal balance of the Loans and all obligations of the Company and its Subsidiaries for borrowed money (including, without limitation, Capital Lease Obligations), plus (ii) (without duplication) contingent liabilities related to letters of credit and guaranties of the Company and its Subsidiaries, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Income Available for Fixed Charges” shall mean, for any period of determination, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Fixed Charges and (b) taxes imposed on or measured by income or excess profits, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any period of determination, the net income (or loss) of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined and consolidated for the Company and its Subsidiaries in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Net Tangible Assets” shall mean, at any time, the total amount of assets of the Company and its Subsidiaries at such date as determined and consolidated for the Company and its Subsidiaries in accordance with GAAP minus (a) all applicable depreciation, amortization and other valuation reserves and (b) all goodwill, tradenames, trademarks, patents, unamortized debt premium or discount and expense and other like intangible assets of the Company and its Subsidiaries at such date determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Total Assets” shall mean, at any time, the total amount of assets (less properly deductible reserves), which under GAAP appear on a consolidated balance sheet of the Company and its Subsidiaries, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

“Covered Entity” shall mean each Loan Party and each Subsidiary of any Loan Party.

“CRR” shall mean the Council Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012.

“CTA” shall mean the Corporation Tax Act 2009 of the United Kingdom.

“Currency” shall mean Dollars and each Optional Currency.

“Currency Agreement” shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, among the Company or any of its Subsidiaries, on the one hand, and one or more financial institutions, on the other hand, designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

“Daily Rate Loan Option” shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 3.1.1(i)(A) [Revolving Credit Base Rate Option] or Section 3.1.1(i)(B) [Revolving Credit Daily Simple RFR Option], as applicable.

“Daily Simple RFR” shall mean, for any day (an “RFR Day”), a rate per annum determined by the Administrative Agent, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Daily Simple RFR below equal to the applicable Daily Simple RFR set forth below:

(a) Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; and

(b) Euro, €STR for the day (such day, adjusted as applicable as set forth herein, the “€STR Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website;

provided that if the adjusted rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The adjusted Daily Simple RFR for each outstanding Daily Simple RFR Loan shall be adjusted automatically as of the effective date of any change in the applicable Daily Simple RFR. The Administrative Agent shall give prompt notice to the Borrowers of the adjusted Daily Simple RFR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

If by 5:00 pm (local time for the applicable RFR) on the second (2nd) Business Day immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day for which such RFR was published on the RFR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrowers.

“Daily Simple RFR Loan” means a Loan that bears interest at a rate based on a Daily Simple RFR.

“Daily Simple RFR Lookback Days” shall mean, collectively, SONIA Lookback Day and €STR Lookback Day, and each individually is a Daily Simple RFR Lookback Day.

“Daily Simple RFR Option” shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 3.1.1(i)(B) [Revolving Credit Daily Simple RFR Option].

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such

SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrowers, effective on the date of any such change.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR as specified in Section 3.1.2 [Swing Loan Interest Rate].

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” shall mean, subject to Section 2.11(b) [Defaulting Lender Cure], any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the Issuing Lender or the Swing Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11(b) [Defaulting Lender Cure]) upon delivery of written notice of such determination to the Borrowers, the Issuing Lender, the Swing Loan Lender and each Lender.

“Designated Foreign Borrower” shall mean each wholly-owned Subsidiary of the Company designated as a “Designated Foreign Borrower” pursuant to, and in accordance with, Section 2.15 [Designated Foreign Borrowers].

“Designated Foreign Borrower Notice” shall have the meaning specified in Section 2.15 [Designated Foreign Borrowers].

“Designated Foreign Borrower Request and Assumption Agreement” shall have the meaning specified in Section 2.15 [Designated Foreign Borrowers].

“Designated Lender” shall have the meaning specified in Section 2.13 [Designated Lenders].

“Disposition Value” shall mean, at any time, with respect to any property, (a) in the case of property that does not constitute Equity Interests, the book value thereof, and (b) in the case of property that constitutes Equity Interests, an amount equal to that percentage of the book value of the assets of the Subsidiary that issued such Equity Interests as is equal to the percentage that the book value of all of the outstanding Equity Interests of such Subsidiary determined at the time of the disposition thereof, in good faith by the Company.

“Dollar, Dollars, U.S. Dollars” and the symbol “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, with respect to any amount of any currency, on or as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.

“Domestic Guarantor” shall mean separately, and Domestic Guarantors shall mean collectively, US Borrower, MADL, GMI, MSAI, MSAW, MSDL, MTL, MIL, MSA Safety Sales, MSA Safety Pittsburgh, Globe, Safety io, BHC, BI, MSAJ and each other Person which joins this Agreement as a Domestic Guarantor after the date hereof.

“Domestic Loan Party” shall mean the US Borrower and the Domestic Guarantors.

“Domestic Person” shall mean an entity organized under the laws of any state of the United States of America or the District of Columbia.

“Domestic Subsidiary” shall mean any Subsidiary (other than a Domestic Person that is a Subsidiary of a non-Domestic Person) of any Loan Party that is a Domestic Person.

“Drawing Date” shall have the meaning specified in Section 2.10.3.1 [Disbursements, Reimbursement].

“Dutch Loan Party” shall mean any Loan Party incorporated in The Netherlands.

“Dutch Treaty Lender” shall mean a Lender which (a) is treated as a resident of a Dutch Treaty State for the purposes of the applicable Dutch Treaty, (b) does not carry on a business in The Netherlands through a permanent establishment with which that Lender’s participation in the Loan is effectively connected and (c) fulfils all conditions of the applicable Dutch Treaty which must be fulfilled for residents of that Dutch Treaty State to be paid interest without a Tax Deduction (assuming the completion of all necessary procedural formalities).

“Dutch Treaty” shall have the meaning specific in the definition of “Dutch Treaty State”.

“Dutch Treaty State” shall mean a jurisdiction having a double taxation agreement with The Netherlands (a “Dutch Treaty”), which makes provision for full exemption from Tax imposed by The Netherlands on interest.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b)any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap Obligation, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap Obligation (for the avoidance of doubt, the Eligibility Date shall be the date of the execution of the Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or Lender Provided Foreign Currency Agreement related to such Swap Obligation if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the date of execution and delivery of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

“Environmental Laws” shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders or legally-enforceable directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to hazardous or toxic substances and occupational health and safety; (iii) protection of the environment and/or natural resources; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, transport, storage, collection, distribution, disposal or release or threat of release of substances regulated pursuant to Environmental Laws; (v) the presence of contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of environmentally sensitive areas.

“Equity Interests” shall mean any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“Equivalent Amount” shall mean, at any time, as determined by Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an Equivalent Amount of another currency (the “Equivalent Currency”), the amount of such Equivalent Currency converted from such Reference Currency at Administrative Agent’s spot selling rate (based on the market rates then prevailing and available to Administrative Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

“Equivalent Currency” shall have the meaning specified in the definition of “Equivalent Amount”.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Affiliate” shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Company and which is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“ERISA Group” shall mean, at any time, the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Company, are treated as a single employer under Section 414 of the Code.

“Erroneous Payment” shall have the meaning assigned to that term in Section 9.7.2 [Non-Reliance on Administrative Agent and Other Lenders].

“Erroneous Payment Notice” shall have the meaning assigned to that term in Section 9.7.3 [Non-Reliance on Administrative Agent and Other Lenders].

“€STR” means a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.

“€STR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“€STR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” shall mean the single currency of the Participating Member States.

“Eurocurrency Banking Day” shall mean any day which is, as applicable, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Australian Dollars, any day on which banks are open for business in Australia.

“Eurocurrency Rate” shall mean, with respect to any Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) equal to the applicable Eurocurrency Rate below for such Interest Period:

(a) for Eurocurrency Rate Borrowings denominated in Australian Dollars, the rate per annum equal to the Australian Bank Bill Swap Bid Rate or the successor thereto as approved by the Administrative Agent as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time) for the applicable Interest Period, rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1% per annum at approximately 10:00 a.m. (Sydney, Australia time), two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period, as the rate for deposits in Australian Dollars with a maturity comparable to such Interest Period; provided, that if by such time the Australian Bank Bill Swap Bid Rate in respect of such day has not been so published, or such day is not a Business Day, then the Australian Bank Bill Swap Bid Rate for such day will be the Australian Bank Bill Swap Bid Rate as published in respect of the first preceding Business Day for which such Australian Bank Bill Swap Bid Rate was published thereon; provided further that any Australian Bank Bill Swap Bid Rate so determined based on the first preceeding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “Australian Rate Lookback Day”);

provided that if the adjusted Eurocurrency Rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Eurocurrency Rate for any Loans shall be based upon the Eurocurrency Rate for the Currency in which such Loans are requested. The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically on and as of the first day of each Interest Period. The Administrative Agent shall give prompt notice to the Borrowers of the Eurocurrency Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurocurrency Rate Borrowing” shall mean, as to any Borrowing Tranche, a Eurocurrency Rate Loan comprising such Borrowing Tranche.

“Eurocurrency Rate Loan” shall mean a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Rate Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 3.1.1(ii)(B) [Revolving Credit Eurocurrency Rate Option].

“European Insolvency Regulation” shall mean the European Parliament and Council Regulation (EU) No. 2015/848 of May 20, 2015 on Insolvency Proceedings (recast), as amended from time to time.

“Event of Default” shall mean any of the events described in Section 8.1 [Events of Default] and referred to therein as an “Event of Default.”

“Excess Interest” shall have the meaning specified in Section 3.1 [Interest Rate Options].

“Excluded Subsidiaries” shall mean Subsidiaries listed on Schedule 1.1(S). The Excluded Subsidiaries are not required to join this Agreement as Guarantors.

“Excluded Swap Obligations” shall mean, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of this Agreement, any Guaranty Agreement or any other Loan Document that relates to such Swap Obligation (or any Guaranty thereof or the grant by such Loan Party of a security interest to secure such Swap Obligation) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “Eligible Contract Participant” on the Eligibility Date for such Swap Obligation. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap Obligation, this definition shall only include the portion of such Swap Obligation for which such guaranty or security interest is or becomes illegal as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract

Participant on the Eligibility Date for such Swap Obligation; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Swap Obligation but the grant of a security interest would not cause such obligation to be an Excluded Swap Obligation, such Swap Obligation shall constitute an Excluded Swap Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Swap Obligation with respect to one or more of such Persons, but not all of them, the definition of Excluded Swap Obligation with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Swap Obligation with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Swap Obligations.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.9.2 [Payment Free of Taxes], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 4.9.7 [Status of Lenders], and (iv) any withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrowers to provide documentation or information to the IRS).

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” shall mean that certain Fourth Amended and Restated Credit Agreement, dated as of May 24, 2021, as amended by the First Amendment to Fourth Amended and Restated Credit Agreement, dated as of August 31, 2021, the Second Amendment to Fourth Amended and Restated Credit Agreement, dated as of December 20, 2021, the consent and amendment letter, dated as of December 30, 2022, the Third Amendment to Fourth Amended and Restated Credit Agreement, dated as of June 1, 2023, and the Fourth Amendment to Fourth Amended and Restated Credit Agreement, dated as of January 11, 2024, by and among the US Borrower, MSA UK, MSA Netherlands, MSA Great Britain, the guarantors party thereto, the lenders party thereto and PNC in its capacity as administrative agent for the lenders party thereto, as may have been amended, modified or supplemented from time to time prior to the date hereof.

“Existing Letters of Credit” shall mean all letters of credit set forth on Schedule 1.1(E) which were issued under the Existing Credit Agreement prior to the date hereof upon the application of a Loan Party and are outstanding on the Closing Date.

“Existing Term Loan Credit Agreement” shall mean that certain Credit Agreement, dated as of January 5, 2023, as amended by the First Amendment to Credit Agreement, dated as of June 1, 2023, and the Second Amendment to Credit Agreement, dated as of January 11, 2024, by and among the US Borrower, the guarantors party thereto, the lenders party thereto and PNC in its capacity as administrative agent for the lenders party thereto.

“Expiration Date” shall mean, with respect to the Revolving Credit Commitments, April 1, 2030.

“Fair Market Value” shall mean, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FATCA Deduction” shall mean a deduction or withholding from a payment under any Loan Document required by FATCA.

“FATCA Exempt Party” shall mean a party that is entitled to receive payments free from any FATCA Deduction.

“Federal Funds Effective Rate” for any day shall mean the greater of (i) 0.00% and (ii) the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed and rounded upward to the nearest 1/100 of 1.00%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Fixed Charges” shall mean, for any period of determination, the sum of (a) Interest Charges for such period, plus (b) Lease Rentals for such period.

“Fixed Charges Coverage Ratio” shall mean, for any period of determination, the ratio of (a) Consolidated Income Available for Fixed Charges, to (b) Fixed Charges.

“Floor” shall mean a rate of interest equal to 0.00%.

“Foreign Benefit Event” shall mean, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from an Official Body, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by an Official Body relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Borrower, any Subsidiary of a Borrower or any Loan Party under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by any Borrower or any Subsidiary of a Borrower or any Loan Party of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Borrower” shall mean each of MSA Great Britain and MSA UK and each Designated Foreign Borrower from time to time party to this Agreement.

“Foreign Borrower Sublimit” shall mean the least of: (i) to the extent any “priority debt” limitation in the 2010 Note Purchase Agreement remains in effect, the greater of (x) $400,000,000.00 and (y) 15.00% of Consolidated Total Assets (as defined in the 2010 Note Purchase Agreement) at any time of determination, (ii) to the extent any “priority debt” limitation in any agreement evidencing any other Material Indebtedness remains in effect, the maximum amount permitted to be incurred by the Foreign Borrowers under such limitation, and (iii) to the extent no “priority debt” limitation in the 2010 Note Purchase Agreement or in any agreement evidencing any other Material Indebtedness remains in effect, $500,000,000.00.

“Foreign Guarantor” shall mean each Foreign Borrower as to the Obligations of each other Foreign Borrower.

“Foreign Lender” shall mean, (i) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Plan” shall mean any plan, fund (including any superannuation fund), program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof) and/or primarily for employees or former employees outside the United States of America, whether formal or informal, funded or unfunded, insured or uninsured, that is established, maintained or contributed to by a Borrower or any of its Subsidiaries or Affiliates which provides employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, other than any state social security arrangements, in respect of which a Borrower or any of its Subsidiaries or Affiliates has any liability obligation or contingent liability.

“Foreign Revolving Facility Usage” shall mean at any time the sum of the outstanding Dollar Equivalent amount of Revolving Credit Loans made to the Foreign Borrowers and the Letter of Credit Obligations to the extent relating to Letters of Credit issued for any Foreign Borrower.

“Foreign Subsidiary” shall mean any Subsidiary of any Loan Party that is not a Domestic Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swing Loans made by such Swing Loan Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” shall mean either, (i) generally accepted accounting principles in the jurisdiction of establishment of such Person as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts; provided that, for the avoidance of doubt, unless the context shall otherwise require, GAAP shall mean generally accepted accounting principles in the United States as are in effect from time to time (including with respect to the financial statements of the Company delivered pursuant to Section 7.3.1 [Quarterly Financial Statements] and Section 7.3.2 [Annual Financial Statements]); or (ii) at the election of the Company effective as of the end of any applicable fiscal quarter upon written notice to the Administrative Agent, IFRS; provided that the Company may only make one such election during the term of this Agreement.

“German Loan Party” shall mean any Loan Party (i) that is resident for Tax purposes in the Federal Republic of Germany or (ii) payments from which under a Loan Document are subject to withholding Tax imposed by the Federal Republic of Germany.

“German Treaty Lender” shall mean a Lender which (a) is treated as a resident of a German Treaty State for the purposes of the applicable German Treaty, (b) does not carry on a business in the Federal Republic of Germany through a permanent establishment with which that Lender’s participation in the Loan is effectively connected and (c) fulfils all conditions of the applicable German Treaty which must be fulfilled for residents of that German Treaty State to be paid interest without a Tax Deduction (including the completion of all necessary procedural formalities).

“German Treaty State” shall mean a jurisdiction having a double taxation agreement with the Federal Republic of Germany (a “German Treaty”), which makes provision for full exemption from Tax imposed by the Federal Republic of Germany on interest.

“Globe” shall mean Globe Holding Company, LLC, a New Hampshire limited liability company.

“GMI” shall mean General Monitors, Inc., a Nevada corporation.

“Guarantor” shall mean a Domestic Guarantor or Foreign Guarantor, as applicable.

“Guarantor Joinder” shall mean a joinder by a Person as a Guarantor under the Loan Documents in substantially the form attached hereto as Exhibit 1.1(G)(1).

“Guaranty” of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Guaranty Agreement” or “Guaranty Agreements” shall mean, singularly or collectively, as the context may require, any Guaranty and Suretyship Agreement executed and delivered by any Person to the Administrative Agent for the benefit of the Lenders on or after the date hereof, and in the case of any Domestic Guarantor, substantially in the form of Exhibit 1.1(G)(2), and in the case of any Foreign Guarantor, substantially in the form of Exhibit 1.1(G)(3), each as amended, modified or supplemented from time to time.

“Hedge Bank” means any Person that, at the time it enters into a Lender Provided Foreign Currency Agreement or Lender Provided Interest Rate Hedge, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Lender Provided Foreign Currency Agreement or Lender Provided Interest Rate Hedge.

“ICC” shall have the meaning specified in Section 10.11.1 [Governing Law].

“IFRS” shall mean the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Incorporated Covenant” shall have the meaning specified in Section 7.1.11(ii) [Most Favored Lender].

“Increasing Lender” shall have the meaning specified in Section 2.6.1 [Increasing Lenders and New Lenders].

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, Capital Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Indemnitee” shall have the meaning specified in Section 10.3.2 [Indemnification by the Borrowers].

“Information” shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

“Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors undertaken under any Law.

“Intercompany Subordination Agreement” shall mean an Intercompany Subordination Agreement made by the Loan Parties in favor of the Administrative Agent, substantially in the form of Exhibit 1.1(I).

“Interest Charges” shall mean, for any period of determination, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Indebtedness of the Company and its Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

“Interest Period” shall mean the period of time selected by a Borrower in connection with (and to apply to) any election permitted hereunder by such Borrower to have Revolving Credit Loans bear interest under a Term Rate Loan Option. Subject to the last sentence of this definition and subject to availability for the interest rate applicable to the relevant Currency, such period shall be (a) one month with respect to Eurocurrency Rate Loans, and (b) one (1), three (3) or six (6) months with respect to Term SOFR Rate Loans. Such Interest Period shall commence on the effective date of such Term Rate Loan Option, which shall be (i) the Borrowing Date if a Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to a Term Rate Loan Option if a Borrower is renewing or converting to a Term Rate Loan Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date and (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrowers, the Guarantors and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Option” shall mean any Term Rate Loan Option or Daily Rate Loan Option.

“IRS” shall mean the United States Internal Revenue Service.

“ISP98” shall have the meaning specified in Section 10.11.1 [Governing Law].

“Issuing Lender” shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that the US Borrower, the Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.

“ITA” means the Income Tax Act 2007 of the United Kingdom.

“Joint Venture” shall mean a corporation, partnership, limited liability company or other entities (excluding any Subsidiary) in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“Lease Rentals” shall mean, for any period of determination, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or any of its Subsidiaries as lessee under all leases of real or personal property (other than Capital Leases), excluding any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) (a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.

“Legal Entity Customer” shall have the meaning specified in the Beneficial Ownership Regulation.

“Lender Provided Commodity Hedge” shall mean a Commodity Hedge which is provided by any Person that was a Lender or its Affiliate at the time such Commodity Hedge was provided and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.

“Lender Provided Foreign Currency Agreement” shall mean a Currency Agreement which is provided by any Person that was a Lender or its Affiliate at the time of making such Currency Agreement and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.

“Lender Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Person that was a Lender or its Affiliate at the time of making such Interest Rate Hedge and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.

“Lenders” shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

“Letter of Credit” shall have the meaning specified in Section 2.10.1 [Issuance of Letters of Credit].

“Letter of Credit Borrowing” shall have the meaning specified in Section 2.10.3.3 [Disbursements, Reimbursement].

“Letter of Credit Fees” shall mean, collectively, the Standby Letter of Credit Fee and the Commercial Letter of Credit Fee.

“Letter of Credit Obligation” shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Sublimit” shall have the meaning specified in Section 2.10.1 [Issuance of Letters of Credit].

“Lien” shall mean any mortgage, land charge (Grundschuld), deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement (including (extended) retention of title arrangements ((verlängerter) Eigentumsvorbehalt), and any assignment or transfer for security purposes, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Loan Documents” shall mean this Agreement, the Administrative Agent’s Letter, the Guaranty Agreements, the Intercompany Subordination Agreement, the Notes, the Letters of Credit and any other instruments, certificates or documents delivered in connection herewith or therewith, as the same may be amended, modified or supplemented from time to time in accordance herewith or therewith, and “Loan Document” shall mean any of the Loan Documents.

“Loan Parties” shall collectively mean Borrowers and the Guarantors and “Loan Party” shall mean any Borrower or any Guarantor.

“Loan Request” shall mean either a Revolving Credit Loan Request or a Swing Loan Request.

“Loans” shall mean collectively and “Loan” shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan, respectively.

“MADL” shall mean MSA Advanced Detection, LLC, a Pennsylvania limited liability company.

“Master Note Facility” shall mean that certain Second Amended and Restated Master Note Facility, dated as of July 1, 2021, as amended by that certain Amendment No. 1, dated as of December 30, 2022, as further amended by that certain Amendment No. 2 to Second Amended and Restated Master Note Facility dated as of June 29, 2023 and as further amended by that certain Amendment No. 3 to Second Amended and Restated Master Note Facility dated as of July 1, 2024 and as may be further amended, restated, supplemented or otherwise modified from time to time, by and among the US Borrower, the Purchasers (as defined therein), the other parties party thereto and NYL Investors LLC.

“Material Adverse Change” shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Indebtedness” shall mean Indebtedness of the Loan Parties or their Subsidiaries in the form of (i) senior unsecured notes issued in a Rule 144A or other private placement (whether incurred pursuant to one or more series or issuances of such notes) or (ii) syndicated credit facilities, in each case in a principal amount in excess of $100,000,000.00.

“Material Subsidiary” shall mean any Subsidiary of a Loan Party (i) which is not itself a Loan Party and (ii) which, as of the most recent fiscal quarter of the Company, for the period of four (4) consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 7.3.2 [Annual Financial Statements] or Section 7.3.1 [Quarterly Financial Statements] (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 7.3.2 [Annual Financial Statements] or Section 7.3.1 [Quarterly Financial Statements], the most recent financial statements referred to in Section 5.1.6(i) [Historical Statements]), (a) contributed greater than five percent (5.00%) of Consolidated EBITDA for such period or (b) contributed greater than five percent (5.00%) of Consolidated Total Assets as of such date.

“MIL” shall mean MSA Innovation, LLC, a Pennsylvania limited liability company.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred five percent (105.00%) of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Most Favored Lender Notice” shall mean a written notice from the Company to the Administrative Agent delivered promptly, and in any event within ten (10) Business Days after the inclusion of any Additional Covenant in the 2010 Note Purchase Agreement or the documentation evidencing any other Material Indebtedness (including by way of amendment or other modification of any existing provision thereof), pursuant to Section 7.1.11 [Most Favored Lender] by an Authorized Officer in reasonable detail, including reference to Section 7.1.11 [Most Favored Lender], a verbatim statement of such Additional Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

“MSA Great Britain” shall mean MSA Great Britain Holdings Limited, a private limited company incorporated in England and Wales with company number 13146630.

“MSA Membership Interest Purchase Agreement” means that certain Membership Interest Purchase Agreement dated as of January 5, 2023, by and among MSAW, Mine Safety Appliances Company, LLC, Sag Main Holdings, LLC and MSAJ.

“MSA Netherlands” shall mean MSA International Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and registered with the Dutch trade register under number 37137388.

“MSA Safety Pittsburgh” shall mean MSA Safety Pittsburgh Manufacturing, LLC, a Pennsylvania limited liability company.

“MSA Safety Sales” shall mean MSA Safety Sales, LLC, a Pennsylvania limited liability company.

“MSA UK” shall mean MSA UK Holdings Limited, a private limited liability company incorporated in England and Wales with company number 09720572.

“MSAI” shall mean MSA International, LLC, a Delaware limited liability company.

“MSAJ” shall mean MSA Safety Jacksonville Manufacturing, LLC, a Pennsylvania limited liability company (as successor to MSA SJM, LLC, a Pennsylvania limited liability company, pursuant to the Merger Agreement (as defined in that certain consent and amendment letter, dated as of December 30, 2022 by and among the US Borrower, MSA UK, MSA Netherlands, MSA Great Britain, the lenders party thereto and PNC in its capacity as administrative agent for the lenders party thereto (the “Consent Letter”))).

“MSAW” shall mean MSA Worldwide, LLC, a Pennsylvania limited liability company.

“MSDL” shall mean MSA Safety Development, LLC, a Pennsylvania limited liability company.

“MTL” shall mean MSA Technology, LLC, a Pennsylvania limited liability company.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Company or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding six Plan years, has made or had an obligation to make such contributions.

“Net Leverage Ratio” shall mean, as of the end of any date of determination, the ratio of (A) the difference of (i) Consolidated Funded Indebtedness of the Company and its Subsidiaries on such date minus (ii) 100% of unencumbered cash of the Company and its Subsidiaries on such date in excess of $20,000,000.00 to (B) Consolidated EBITDA (i) for the period equal to the four (4) consecutive fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the period equal to the four (4) consecutive fiscal quarters most recently ended if such date is not a fiscal quarter end.

“New Lender” shall have the meaning specified in Section 2.6.1 [Increasing Lenders and New Lenders].

“Non-Consenting Lender” shall have the meaning specified in Section 10.1.4 [Modifications, Amendments or Waivers].

“Non-Cooperative Jurisdiction” means a “non-cooperative tax jurisdiction” (nicht kooperatives Steuerhoheitsgebiet) as set out in the German Law to prevent Tax Avoidance and Unfair Tax Competition (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb (Steueroasen-Abwehrgesetz)) and the respective legislative decree (Rechtsverordnung), referred to in section 3, paragraph 1 of the German Law to prevent Tax Avoidance and Unfair Tax Competition (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb (Steueroasen-Abwehrgesetz), each as amended from time to time.

“Non-Cooperative Jurisdiction Recipient” means a Recipient having a Non-Cooperative Jurisdiction Residence.

“Non-Cooperative Jurisdiction Residence” means a residence by way of incorporation, domicile, residents, location or place of effective management or acting through a Lending Office or permanent establishment located in a Non-Cooperative Jurisdiction.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Lender” shall mean:

(a) until interpretation of “public” as referred to in the CRR by the relevant authority/ies, an entity that (i) provides repayable funds to any Designated Foreign Borrower incorporated in The Netherlands for a minimum amount of EUR 100,000 (or its equivalent in another currency), (ii) assumes rights and/or obligations vis-à-vis any Designated Foreign Borrower incorporated in The Netherlands the value of which is at least EUR 100,000 (or its equivalent in another currency) or (iii) otherwise qualifies as not forming part of the public; and

(b) following the publication of an interpretation of “public” as referred to in the CRR by the relevant authority/ies, such amount or such criterion as a result of which such entity shall qualify as not forming part of the public.

“Notes” shall mean, collectively, the Notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“Obligation” shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or Lender Provided Foreign Currency Agreement and (iii) any Other Lender Provided Financial Service Product. Notwithstanding the foregoing provisions in this definition, Obligations shall not include Excluded Swap Obligations.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Optional Currency” shall mean any of the following lawful currencies: the Euro, British Pounds Sterling, Australian Dollars and any other currency approved by Administrative Agent and all of the Lenders pursuant to Section 2.12.4(iii) [Requests for Additional Optional Currencies]. Subject to Section 2.12.4 [European Monetary Union], each Optional Currency must be the lawful currency of the specified country.

“Optional Currency Loans” shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].

“Optional Currency Sublimit” shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].

“Order” shall have the meaning specified in Section 2.10.9 [Liability for Acts and Omissions].

“Original Currency” shall have the meaning specified in Section 4.12 [Currency Conversion Procedures for Judgments].

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” shall have the meaning specified in Section 4.12 [Currency Conversion Procedures for Judgments].

“Other Lender Provided Financial Service Product” shall mean agreements or other arrangements under which any Person which was a Lender or Affiliate of a Lender at the time of providing such product or service provides any of the following products or services to the Borrowers and any of their Subsidiaries: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services or (g) foreign currency exchange.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.2 [Replacement of a Lender]).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” shall mean, for any day, the greater of (i) 0.00% and (ii) the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Overnight Rate” shall mean for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions.

“Participant” has the meaning specified in Section 10.8.4 [Participations].

“Participant Register” shall have the meaning specified in Section 10.8.4 [Participations].

“Participating Member State” shall mean any member State of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Participation Advance” shall have the meaning specified in Section 2.10.3.3 [Disbursements, Reimbursement].

“Payment Date” shall mean the first day of each July, October, January and April after the date hereof and on the Expiration Date or upon acceleration of the Obligations.

“Payment In Full” shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, has made contributions at any times during the immediately preceding six Plan years.

“Permitted Acquisition” shall have the meaning specified in Section 7.2.5(ii) [Liquidations, Mergers, Consolidations, Acquisitions].

“Permitted AR Sale” shall mean one or more sales of accounts receivable and related rights of any Loan Party or any Subsidiary thereof to a third party (which may include (i) a backup or precautionary grant of a security interest in such assets and (ii) customary representations, warranties and undertakings); provided the aggregate Attributed Principal Amount for all such sales shall not at any time exceed $50,000,000.00.

“Permitted Investments” shall mean:

(i) any investment, loan or advance existing on the date of this Agreement and described on Schedule 1.1(P)(1);

(ii) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(iii) commercial paper maturing in two hundred seventy (270) days or less rated not lower than A-2, by Standard & Poor’s or P-2 by Moody’s Investors Services, Inc. on the date of acquisition;

(iv) investments in certificates of deposit maturing no later than three hundred sixty-five (365) days from the date of acquisition and issued by a bank or trust company that has combined capital, surplus and undivided profits of over $500,000,000.00;

(v) investments in mutual funds that invest only in either (A) money market securities or (B) whose investments are limited to those types of investments described in clauses (ii)-(iv) above;

(vi) investments made under agreements regarding the management and investment of deposit, sweep and other similar accounts with any commercial bank that satisfies the requirements of (iv) above; and

(vii) in the case of Foreign Subsidiaries, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the investments specified in clauses (ii) through (vi) of this definition made in the ordinary course of business.

“Permitted Liens” shall mean:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workers’ compensation, unemployment insurance, old-age pensions or other social security programs (including, without limitation, any Lien pursuant to section 8(a) AltTZGor in connection with time credits (Wertguthaben) pursuant to section 7e SGB IV);

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Liens consisting of bankers’ Liens encumbering deposit accounts (including, without limitation, rights of setoff) and, with respect to (i) any deposit of bank account maintained in The Netherlands, any Lien (including, without limitation, rights of setoff) arising under the Dutch General Banking Conditions (Algemene Bankvoorvaarden), and (ii) in relation to any bank account maintained in Germany, any Lien arising pursuant to the general terms and conditions (Allgemeine Geschäftsbedingungen) of banks in Germany with whom any Loan Party or any of its Subsidiaries maintains a banking relationship in the ordinary course of its business;

(v) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases (including any (extended) retention of title agreements ((verlängerter) Eigentumsvorbehalt)), not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, provided that the aggregate amount secured by appeal bonds together with the Liens referred to in clause (x)(4) below shall not at any time exceed five percent (5.00%) of Consolidated Total Assets;

(vi) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the actual or intended use by the Company or its Subsidiaries of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

(viii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P)(2), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(ix) Purchase Money Security Interests, provided that (A) any such Lien shall extend solely to the item or items of such property (or improvements thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon), (B) the aggregate value of the assets subject to such Purchase Money Security Interest securing such Indebtedness shall not exceed an amount equal to the lesser of (x) the cost of such property (or improvement thereon) and (y) the Fair Market Value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)(2)) and (C) any such Lien shall be created contemporaneously with, or within one hundred eighty (180) days after the acquisition or construction of such property;

(x) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in any case they do not, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in Section 8.1.7 [Final Judgments or Orders], provided that the aggregate amount secured by all such Liens under this subsection (4) together with the Liens referred to in clause (v) above shall not at any time exceed five percent (5.00%) of Consolidated Total Assets;

(xi) Any interest or title of a lessor, sublessor, licensor or sublicensor under any leases (other than Capital Leases), subleases, licenses or sublicenses entered into by the Company or any Subsidiary of the Company as lessee, sublessee, licensee or sublicensee in the ordinary course of business;

(xii) Liens existing on property or any asset at the time of acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary on or after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary (other than proceeds) and (iii) such Lien shall secure only those obligations which it secured on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of fees and expenses, including premium and defeasance costs associated therewith) or result in a decreased average weighted life thereof;

(xiii) Liens on the accounts receivable and related assets sold in a Permitted AR Sale;

(xiv) any Lien required to be granted under mandatory law in favor of creditors as a consequence of a merger or a conversion permitted under this Agreement; and

(xv) Liens not otherwise described by the foregoing clauses in this definition on assets of the Loan Parties securing obligations not exceeding $20,000,000.00 in the aggregate.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“PNC” shall mean PNC Bank, National Association, its successors and assigns.

“Potential Default” shall mean any event or condition which with notice or passage of time, or a determination by the Administrative Agent or the Required Lenders, or any combination of the foregoing, would constitute an Event of Default.

“Prime Rate” shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

“Projections” shall have the meaning specified in Section 5.1.6(ii) [Financial Projections].

“Protected Party” shall mean a Recipient which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Loan Document.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

“Qualified ECP Loan Party” shall mean, in respect of any Swap Obligation of a Loan Party, each Loan Party that has total assets exceeding $10,000,000.00 on the applicable Eligibility Date or such other Loan Party as constitutes an Eligible Contract Participant and can cause another Loan Party to qualify as an Eligible Contract Participant at such time by entering into a “letter of credit or keepwell, support, or other agreement” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Dutch Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance to a Dutch Loan Party under a Loan Document and is:

(a) a Lender: (i) which is a bank making an advance to a Dutch Loan Party under a Loan Document and is within the charge to Dutch corporation tax as respects any payments of interest made in respect of that advance; or (ii) in respect of an advance made to a Dutch Loan Party under a Loan Document by a person that was a bank at the time that advance was made and within the charge to Dutch corporation tax as respects any payments of interest made in respect of that advance; or

(b) a Lender which is: (i) a company resident in The Netherlands for Dutch tax purposes; (ii) a tax transparent partnership each member of which is: (A) a company so resident in The Netherlands; or (B) a company not so resident in The Netherlands which carries on a business in The Netherlands through a permanent establishment and which brings into account in computing its chargeable profits the whole of any share of interest payable in respect of that advance that falls to it; or (iii) a company not so resident in The Netherlands which carries on a business in The Netherlands through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits of that company; or

(c) a Dutch Treaty Lender.

“Qualifying German Lender” means a Lender (other than a Lender which is a Non-Cooperative Jurisdiction Recipient) which is beneficially entitled to interest payable to that Lender in respect of an advance to a German Loan Party under a Loan Document and is:

(a) a Lender which is: (i) resident in the Federal Republic of Germany for German tax purposes; or (ii) lending through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; or

(b) a German Treaty Lender.

“Qualifying Lender” means a Qualifying Dutch Lender or a Qualifying UK Lender or a Qualifying German Lender as the case may be.

“Qualifying UK Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance to a UK Loan Party under a Loan Document and is:

(a) a Lender: (i) which is a bank (as defined for the purpose of s879 ITA) making an advance to a UK Loan Party under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from s18A CTA; or (ii) in respect of an advance made to a UK Loan Party under a Loan Document by a person that was a bank (as defined for the purpose of s879 ITA) at the time that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b) a Lender which is: (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is: (A) a company so resident in the United Kingdom; or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of s19 CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of s19 CTA) of that company; or

(c) a UK Treaty Lender; or

(d) a building society (as defined for the purposes of s880 ITA) making an advance to a UK Loan Party under a Loan Document.

“Ratable Share” shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders, provided that in the case of Section 2.11 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Ratable Share shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

“Recipient” shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.

“Reference Currency” shall have the meaning specified in the definition of “Equivalent Amount”.

“Reimbursement Obligation” shall have the meaning specified in Section 2.10.3.1 [Disbursements, Reimbursement].

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Optional Currency, (1)the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relief Proceeding” shall mean any case (whether voluntary or involuntary), proceeding or action in relation to any Loan Party or Material Subsidiary of a Loan Party (including, without limitation, by way of scheme of arrangement or otherwise) under any applicable bankruptcy, judicial management, insolvency, reorganization, relief of debtors legislation or other similar law now or hereafter in effect, whether for (a) a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party, (b) the appointment of a receiver, rehabilitator, receiver and manager, administrator, liquidator, assignee, custodian, trustee, sequestrator, creditor representative, conservator (or similar official, officer or fiduciary) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, (c) the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Required Lenders” shall mean Lenders (other than any Defaulting Lender) having more than fifty percent (50.00%) of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).

“Required Share” shall have the meaning assigned to such term in Section 4.11 [Settlement Date Procedures].

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit Base Rate Option” shall have the meaning assigned to such term in Section 3.1.1(i)(A) [Revolving Credit Base Rate Option].

“Revolving Credit Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and “Revolving Credit Commitments” shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

“Revolving Credit Loan Request” shall have the meaning specified in Section 2.5.1 [Revolving Credit Loan Requests].

“Revolving Credit Loans” shall mean collectively and “Revolving Credit Loan” shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit and Swing Loan Commitments] or Section 2.10.3 [Disbursements, Reimbursement].

“Revolving Facility Usage” shall mean at any time the sum of the outstanding Dollar Equivalent amount of Revolving Credit Loans, the outstanding Swing Loans and the Letter of Credit Obligations.

“RFR” shall mean, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, SONIA, or (b) Euro, €STR.

“RFR Adjustment” shall mean with respect to RFR Loans, the adjustment set forth in the table below corresponding to such Optional Currency for the corresponding Daily Simple RFR Option:

Currency	Adjustment to Daily Simple RFR
Euros	0.0456%
Sterling	0.0326%

“RFR Administrator” means the SONIA Administrator and the €STR Administrator, as applicable.

“RFR Business Day” means as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Euro, a TARGET Day, and (ii) Sterling, a day on which banks are open for general business in London.

“RFR Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“Safety io” shall mean Safety io, LLC, a Pennsylvania limited liability company.

“Sanctioned Country” shall mean a country, territory or region that is, or whose government is, subject to a sanctions program maintained under any Anti-Terrorism Law or subject of Sanctions including, without limitation, currently, the Crimea Region, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic.

“Sanctioned Person” shall mean (i) any Person that is, or is directly or indirectly owned, fifty percent (50.00%) or more, or controlled by Persons that are, the subject of any Sanctions or located, organized or resident in a Sanctioned Country or (ii) any Person, group, regime, or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Sanctions” shall mean any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, Hong Kong Monetary Authority, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Settlement Dates” shall mean any Business Day on which the Administrative Agent elects to effect settlement pursuant to Section 4.11 [Settlement Date Procedures].

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” shall mean ten (10) basis points (0.10%).

“SOFR Floor” shall mean a rate of interest per annum equal to zero (0) basis points (0.00%).

“Solvent” shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in the ordinary course of business, (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged, (vi) such Person has not entered into a moratorium or standstill arrangement in relation to its Indebtedness and is not taken to have failed to comply with a statutory demand (or otherwise be presumed to be solvent by applicable law), (vii) such Person is “solvent” within the meaning given to that term and similar terms under Laws applicable to such Person relating to fraudulent transfers and conveyances, transactions at undervalue, unfair preferences or equivalent concepts, (viii) in respect of a Person incorporated under the laws of England and Wales, such Person is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 and (ix) in respect of a Person having its centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation) in the The Netherlands such Person has not stopped paying its debts (verkeert niet in een toestand dat hij is opgehouden te betalen). In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, or, if a different methodology is prescribed by applicable Laws, as prescribed by those Laws.

“SONIA” shall mean a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Standby Letter of Credit” shall mean a Letter of Credit (including a direct pay letter of credit) issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties, but excluding any Letter of Credit (a) under which the stated amount of such Letter of Credit increases automatically over time or (b) that is a Commercial Letter of Credit.

“Standby Letter of Credit Fee” shall have the meaning specified in Section 2.10.2 [Letter of Credit Fees].

“Statements” shall have the meaning specified in Section 5.1.6(i) [Historical Statements].

“Sterling” or “£” shall mean the lawful currency of the United Kingdom.

“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity of which more than fifty percent (50.00%) of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, and in relation to any company incorporated or established under the laws of Germany, a company or corporation which is a subsidiary within the meaning of section 16 AktG and/or a dependent entity (abhängiges Unternehmen) of the first mentioned company or corporation within the meaning of section 17 AktG or which is a subsidiary (Tochterunternehmen) within the meaning of section 290 HGB.

“Subsidiary Equity Interests” shall have the meaning specified in Section 5.1.2 [Subsidiaries and Owners; Investment Companies].

“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, and the regulations thereunder.

“Swing Loan Commitment” shall have the meaning specified in Section 2.1.2 [Swing Loans].

“Swing Loan Lender” shall mean PNC, in its capacity as a lender of Swing Loans.

“Swing Loan Request” shall have the meaning specified in Section 2.5.2 [Swing Loan Requests].

“Swing Loans” shall mean collectively and “Swing Loan” shall mean separately all Swing Loans or any Swing Loan made by PNC to the US Borrower pursuant to Section 2.1.2 [Swing Loans] hereof.

“T2” shall mean the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” shall mean any day on which T2 is open for the settlement of payments in Euros.

“Tax Confirmation” shall mean a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either (i) a company resident in the United Kingdom for United Kingdom tax purposes, (ii) a partnership each member of which is (x) a company so resident in the United Kingdom or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of s19 CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of s19 CTA) of that company.

“Tax Credit” shall mean a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” shall mean a deduction or withholding for or on account of Tax from a payment under a Loan Document other than a FATCA Deduction.

“Tax Payment” shall mean either the increase in a payment made by a Loan Party to a Lender under Section 4.14.2 [Tax Gross-Up] or a payment under Section 4.14.3 [Tax Indemnity].

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including any backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term Rate Loan” shall mean a Loan that bears interest at a rate based on the Term SOFR Rate or the Eurocurrency Rate.

“Term Rate Loan Option” shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 3.1.1(ii) [Revolving Credit Term Rate Loan Options].

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrowers on and as of the first day of each Interest Period.

“Term SOFR Rate Loan” shall mean a Loan that bears interest based on the Term SOFR Rate.

“Term SOFR Rate Option” shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 3.1.1(i)(A) [Revolving Credit Loan Term SOFR Rate Option].

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Transfer” shall mean, with respect to the Company or any Subsidiary of the Company, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Equity Interests.

“Treaty” shall mean a UK Treaty, Dutch Treaty or a German Treaty.

“Treaty Lender” shall mean a UK Treaty Lender or a Dutch Treaty Lender or a German Treaty Lender.

“UCP” shall have the meaning specified in Section 10.11.1 [Governing Law].

“UK DTTP Filing” shall mean a HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant UK Loan Party, which:

(a) where it relates to a UK Treaty Lender that is a Lender on the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 1.1(B), and is filed with HM Revenue & Customs within thirty (30) days of the date of this Agreement; or

(b) where it relates to a UK Treaty Lender that becomes a Lender after the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption Agreement, and is filed with HM Revenue & Customs within thirty (30) days of the relevant Assignment date.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Loan Party” shall mean (a) MSA Great Britain, (b) MSA UK and (c) any other Loan Party (i) that is resident for Tax purposes in the United Kingdom or (ii) payments made by which under a Loan Document are subject to withholding Tax imposed by the United Kingdom.

“UK Non-Bank Lender” shall mean (i) where a Lender becomes a Lender on the day this Agreement is entered into, a Lender listed in the column headed “UK Non-Bank Lenders” in Schedule 1.1(B) and (ii) where a Lender becomes a Lender after the day this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment and Assumption Agreement which it executes on becoming a Lender.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Treaty” shall have the meaning specified in the definition of “UK Treaty State”.

“UK Treaty Lender” shall mean a Lender which: (a) is treated as a resident of a UK Treaty State for the purposes of the applicable UK Treaty; (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (c) fulfils all conditions of the applicable UK Treaty which must be fulfilled for residents of that UK Treaty State to be paid interest without a Tax Deduction (assuming the completion of all necessary procedural formalities).

“UK Treaty State” shall mean a jurisdiction having a double taxation agreement with the United Kingdom (a “UK Treaty”), which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“US Borrower” or the “Company” shall mean MSA Safety Incorporated, a Pennsylvania corporation.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 4.9.7(ii)(B)(iii) [Status of Lenders].

“VAT” shall mean: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); (b) any value added tax charged in accordance with the provisions of the Value Added Tax Act of 1994; and (c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clauses (a) and (b) above, or imposed elsewhere.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Construction; Dutch Terms; German Terms and Legislation; Language.

(a) Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time; and (x) any reference to “commencement of negotiations” (or similar expression) and/or any reference to “any formal corporate action, legal proceedings or other procedure or step” (or similar expression) in Clause 8.1.12 (Relief Proceedings) shall include any negotiations and/or any action, proceedings, procedure and/or step pursuant to or in connection with the German Act on the stabilisation and restructuring framework for businesses (Gesetz über den Stabilisierungs- und Restrukturierungsrahmen für Unternehmen (Unternehmensstabilisierungs- und -restrukturierungsgesetz - StaRUG)) (“StaRUG”) and any similar law in any other country implementing, in whole or in part, Directive (EU) 2019/1023 of the European Parliament and of the Council of 20 June 2019 on preventive restructuring frameworks, on discharge of debt and disqualifications, and on measures to increase the efficiency of procedures concerning restructuring, insolvency and discharge of debt, and amending Directive (EU) 2017/1132 (Directive on restructuring and insolvency).

(b) In this Agreement, where it relates to a Dutch entity, a reference to:

“The Netherlands” refers to the part of the Kingdom of the Netherlands located in Europe (and all derivative terms, including “Dutch” shall be construed accordingly);

a “Director” means (i) with respect to a Dutch Loan Party a managing director (bestuurder) and “board of directors” means its managing board (bestuur);

“duly authorized” includes without limitation any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden);

any “proceeding under any bankruptcy or insolvency law”, “bankruptcy”, “insolvency”, “winding-up” or “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

“bankruptcy, insolvency, receivership or similar proceeding” or “liquidation proceeding” (or words of similar import) includes an application for moratorium (surseance van betaling) and the appointment of a receiver, liquidator, custodian, trustee includes the appointment of an administrator and that a moratorium has been granted (surseance verleend);

any procedure or step taken in connection with insolvency proceedings includes such Dutch entity having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of The Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);

a “trustee” in any bankruptcy or insolvency proceeding or a “liquidator” includes a curator;

an “administrator” includes a bewindvoerder;

an “attachment” includes a beslag;

“gross negligence” means grove schuld;

“indemnify” means vrijwaren;

“negligence” means schuld;

“bad faith” means kwade trouw; and

“willful misconduct” means opzet.

(c) In this Agreement, where it relates to a German entity, or German security, a reference to:

the “constitutional documents” include the relevant entity’s articles of association (Satzung) (as filed with the competent commercial register (Handelsregister)) or partnership agreement (Gesellschaftsvertrag), a recent online excerpt from the competent commercial register (elektronischer Abdruck aus dem Handelsregister) and, as applicable, a copy of its list of shareholders (Gesellschafterliste) (as filed with the competent commercial register (Handelsregister)) and, as applicable, any by-laws (Geschäftsordnungen);

a “guaranty” includes any guaranty (Garantie), surety (Bürgschaft), any indemnity, any joint and several (gesamtschuldnersich) or independent obligation (unabhängiges Schuldversprechen) within the meaning of German law;

a “custodian”, “liquidator”, “receiver” or other similar officer includes an insolvency administrator (Insolvenzverwalter), interim insolvency administrator (vorläufiger Insolvenzverwalter) or custodian (Sachwalter) or interim custodian (vorläufiger Sachwalter) and in case a person is already appointed in the capacity of one of the aforementioned roles and assumes another of the aforementioned roles due to a change of the status of the proceedings under German law, this will not count as a new appointment of a liquidator, receiver or administrator;

a “ winding up”, “administration” or “dissolution” includes an order for liquidation, the opening of insolvency proceedings (Insolvenzeroffnungsbeschluss), for admissibility of the application for the opening of insolvency proceedings (Entscheidung über Zulässigkeit des Insolvenzantrags) or for rejection of insolvency proceedings due to insufficiency of funds (Abweisungsbeschluss mangels Masse);

a “moratorium” includes, without limitation, protective shield proceedings (Schutzschirmverfahren) and insolvency plan proceedings (Insolvenzplanverfahren) and overindebtedness (Überschuldung) pursuant to section 19 InsO;

a “step” or “procedure” taken in connection with insolvency proceedings for a German Loan Party includes it (i) filing for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) for any of the reasons set out in section 17 or 19 (inclusive) of the InsO, including, for the avoidance of doubt, a filing for preliminary proceedings according to section 270a and section 270b of the InsO and (ii) filing for the initiation of any measures or instruments specified in section 29 StaRUG, and filing for a stabilization order (Stabilisierungsanordnung) pursuant to section 49 StaRUG;

a “director” or “manager” of a company includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to a person incorporated or established in Germany, any managing director (Geschäftsführer) or member of the board of directors (Vorstand);

“Germany” refers to the Federal Republic of Germany;

a “guaranty” includes any joint and several (gesamtschuldnersich) independent obligation (unabhängiges oder abstraktes Schuldversprechen) within the meaning of German law;

“merger” includes any corporate measure contemplated by the German Transformation Act (Umwandlungsgesetz) as well as any other corporate act by which several entities are consolidated with the result of one entity becoming the universal legal successor (Gesamtrechtsnachfolger) of the other;

a “security interest” or “security” includes a mortgage (Hypothek), land charge (Grundschuld), pledge (Pfandrecht), assignment or transfer for security purposes (Sicherungsabtretung oder -übereignung) and (extended) retention of title arrangements ((verlängerter/erweiterter) Eigentumsvorbehalt);

in relation to any Lien or other security rights or security assets governed by German law or located in Germany “trust” or “trustee” shall be construed as “Treuhand” or “Treuhänder”; and

the term “share” or “shares” includes partnership interests.

(d) In this Agreement:

“AktG” means the German Stock Corporation Act (Aktiengesetz);

“AltTZG” means the German Part Time Retirement Act (Altersteilzeitgesetz);

“AWG” means the Germany Foreign Trade and Payments Act (Außenwirtschaftsgesetz (AWG))

“AWV” means the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung));

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch);

“HGB” means the German Commercial Code (Handelsgesetzbuch);

“InsO” means the German Insolvency Act (Insolvenzordnung); and

“SGB IV” means the Fourth Book of the German Social Security Code (Sozialgesetzbuch IV).

(e) This Agreement is made in the English language. For the avoidance of doubt, the English language version shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German meaning and the underlying German law legal concept shall prevail.

1.3 Accounting Principles; Financial Terms.

(a) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 [Negative Covenants]) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Statements referred to in Section 5.1.6(i) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 7.2 [Negative Covenants], then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Company’s financial statements at that time; provided that, until so amended, such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding anything to the contrary contained in this paragraph (a) above or in the definition of “Capital Leases,” only those leases that would constitute Capital Leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or prepared, as applicable, in accordance therewith; provided that all financial statements required to be provided hereunder shall be prepared in accordance with GAAP without giving effect to the foregoing treatment of Capital Leases.

(b) [Reserved].

1.4 Currency Calculations.

All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies, Alternate Currencies and other non-Dollar currencies shall be converted to Dollars on a weighted average basis in accordance with GAAP.

1.5 Designation of the US Borrower as Borrower Representative.

For purposes of this Agreement and the other Loan Documents, each Borrower (i) authorizes the US Borrower to make such requests, give such notices or furnish such certificates to the Administrative Agent or any Lender as may be required or permitted by this Agreement and any other Loan Document for the benefit of such Borrower and (ii) authorizes the Administrative Agent and each Lender to treat such requests, notices, certificates or consents given or made by the US Borrower to have been made, given or furnished by the applicable Borrower for purposes of this Agreement and any other Loan Document. Any request, notice, certificate, or consent required to be given by or to the Borrowers shall be satisfied if the request, notice, certificate or consent is given to or by the US Borrower, whether or not specifying to be given to or by the US Borrower on behalf of any other Borrower. The Administrative Agent and each Lender shall be entitled to rely on each such request, notice, certificate or consent made, given or furnished by the US Borrower pursuant to the provisions of this Agreement or any other Loan Document as being made or furnished on behalf of, and with the effect of irrevocably binding, each Borrower. Each warranty, covenant, agreement and undertaking made on its behalf by the US Borrower shall be deemed for all purposes to have been made by each Borrower and shall be binding upon and enforceable against each Borrower to the same extent as if the same had been made directly by each Borrower. In accordance with the foregoing, the term “Borrower Representative” as used in any Loan Document shall be deemed to refer to the US Borrower acting in the capacity set forth in this Section 1.5 [Designation of the US Borrower as Borrower Representative].

1.6 Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interest at such time.

1.7 Benchmark Replacement Notification; Rates.

Section 3.4.4 [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any Benchmark, for any applicable Currency, is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark, for any applicable Currency, or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark for any applicable Currency, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers or any other person or entity. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2 REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1 Revolving Credit and Swing Loan Commitments.

2.1.1 Revolving Credit Loans; Optional Currency Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Revolving Credit Loan (i) the aggregate Dollar Equivalent amount of all Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency, (iv) the aggregate Dollar Equivalent amount of all Revolving Credit Loans made to the Foreign Borrowers shall not exceed the Foreign Borrower Sublimit and (v) the aggregate Dollar Equivalent principal amount of Revolving Credit Loans made in an Optional Currency (each an “Optional Currency Loan”) plus the aggregate Dollar Equivalent amount of all Letter of Credit Obligations denominated in Alternate Currency shall not exceed $450,000,000.00 (the “Optional Currency Sublimit”). Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].

2.1.2 Swing Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the “Swing Loans”) to the US Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $125,000,000.00 (the “Swing Loan Commitment”), provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the US Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2 [Swing Loans]. Swing Loans shall be Daily Simple SOFR Loans, as further provided herein.

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.

Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5.1 [Revolving Credit Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrowers agree to pay to the Administrative Agent for the account of each Lender, according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Revolving Facility Usage (provided, however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and, provided, further, that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date in Dollars.

2.4 Termination or Reduction of Revolving Credit Commitments.

The Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to $25,000,000.00, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Loans, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 [Termination or Reduction of Revolving Credit Commitments] shall be irrevocable.

2.5 Revolving Credit Loan Requests; Swing Loan Requests.

2.5.1 Revolving Credit Loan Requests.

Except as otherwise provided herein and subject to Section 3.5 [Selection of Interest Rate Options], a Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans, by delivering to the Administrative Agent, not later than 10:00 a.m.,

(i) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan denominated in Dollars to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan denominated in Dollars;

(ii) three (3) Business Days prior to the proposed Borrowing Date with respect to (a) the making of Revolving Credit Loans denominated in Dollars to which the Term SOFR Rate Option applies or (b) the conversion to or the renewal of the Term SOFR Rate Option for any Revolving Credit Loans denominated in Dollars;

(iii) four (4) Business Days prior to the proposed Borrowing Date with respect to (a) the making of Revolving Credit Loans denominated in Optional Currencies to which the Eurocurrency Rate Option applies, or (b) the conversion to or renewal of a Eurocurrency Rate Option for any Revolving Credit Loans denominated in an Optional Currency; and/or

(iv) four (4) Business Days prior to the proposed Borrowing Date with respect to (a) the making of Revolving Credit Loans denominated in Optional Currencies to which the Daily Simple RFR Option applies, or (b) the conversion to a Daily Simple RFR Option for any Revolving Credit Loans denominated in Optional Currencies, in each case of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or other electronic communication in such form (each, a “Revolving Credit Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Revolving Credit Loan Request shall be irrevocable and shall specify the currency for such Revolving Credit Loan, the Interest Rate Option, and the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of the Dollar Equivalent of $1,000,000.00 and not less than the Dollar Equivalent of $5,000,000.00 for each Borrowing Tranche under a Term Rate Loan Option, and (y) integral multiples of $500,000.00 and not less than $1,000,000.00 for each Borrowing Tranche under a Base Rate Option or Daily Simple RFR Option. In the case of the renewal of a Term SOFR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day. No Loan denominated in any Optional Currency may be converted into a Loan with a different Interest Rate Option, or a Loan denominated in a different Optional Currency.

2.5.2 Swing Loan Requests.

Except as otherwise provided herein, the US Borrower may from time to time prior to the Expiration Date request PNC to make Swing Loans by delivery to PNC not later than 1:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 or a request by telephone immediately confirmed in writing by letter, facsimile or other electronic communication, in such form (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date and (ii) the principal amount of such Swing Loan, which shall be in integral multiples of $100,000.00 and not less than $500,000.00.

2.6 Increase in Revolving Credit Commitments.

2.6.1 Increasing Lenders and New Lenders.

The Borrowers may, at any time and from time to time after the Closing Date, request that (1) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each, a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:

(i) No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Lender shall be in the sole discretion of such current Lender.

(ii) Defaults. There shall exist no Event of Default or Potential Default on the effective date of such increase after giving effect to such increase.

(iii) Aggregate Revolving Credit Increases. The amount of all such increases shall not exceed $500,000,000.00 in the aggregate.

(iv) Multiple Options. The Borrowers may request an increase pursuant to this Section 2.6 [Increase in Revolving Credit Commitments] up to three (3) times after the Closing Date during the term of this Agreement; provided, however, subject to the other terms of this Section 2.6 [Increase in Revolving Credit Commitments], each such increase shall be in an amount equal to or greater than $50,000,000.00 (or, if less, the difference of (a) $500,000,000.00 minus (b) the aggregate increases in the Revolving Credit Commitments theretofore requested).

(v) Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.

(vi) Notes and Other Documents. The Borrowers shall execute and deliver (1) to each Increasing Lender a replacement revolving credit Note (if such Increasing Lender previously held a revolving credit Note) reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and any prior Note issued to such Increasing Lender shall be deemed to be terminated and returned to the Borrowers), (2) if requested by any New Lender, to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment and (3) an amendment or modification to this Agreement providing for such increased or additional Revolving Credit Commitments, to be executed by the Borrowers, the Administrative Agent and any Lenders (including any New Lender) agreeing to increase their existing Revolving Credit Commitment or extend a new Revolving Credit Commitment, as the case may be, along with such additional Loan Documents as shall be required by the Administrative Agent in its reasonable discretion.

(vii) Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld.

(viii) Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrowers and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

(ix) New Lenders; Joinder. Each New Lender shall execute a lender joinder in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.

2.6.2 Treatment of Outstanding Loans.

2.6.2.1 Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, the Administrative Agent shall reallocate the outstanding Loans among the Lenders after giving effect to the increase and the new Revolving Credit Commitments, and the Borrowers shall be deemed to have repaid and re-borrowed all Loans then outstanding, subject to the Borrowers’ indemnity obligations under Section 4.10 [Indemnity]. Each of the Lenders shall participate in any Loans so reallocated or any new Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.6 [Increase in Revolving Credit Commitments].

2.6.2.2 Outstanding Letters of Credit; Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire, (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

2.7 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Repayment of Swing Loans.

2.7.1 Making Revolving Credit Loans.

The Administrative Agent shall, promptly after receipt by it of a Revolving Credit Loan Request pursuant to Section 2.5.1 [Revolving Credit Loan Requests], notify the Lenders of its receipt of such Revolving Credit Loan Request specifying the information provided by the applicable Borrower, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’

Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan in Dollars or the requested Optional Currency to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 6.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the applicable Borrower in U.S. Dollars or the requested Optional Currency (as applicable) and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional Currency, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.7.3 [Presumptions by the Administrative Agent].

2.7.2 Making Swing Loans.

So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the US Borrower in U.S. Dollars in immediately available funds at the Principal Office prior to 2:00 p.m. on the Borrowing Date.

2.7.3 Presumptions by the Administrative Agent.

Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.7.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by a Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.7.4 Repayment of Revolving Credit Loans.

The Borrowers shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.7.5 Borrowings to Repay Swing Loans.

PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of the Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at Daily Simple SOFR and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written, facsimile or other electronic communication) that such Revolving Credit Loans are to be made under this Section 2.7.5 [Borrowings to Repay Swing Loans] and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 2:00 p.m. on the next Business Day after the date the Lenders receive such notice from PNC.

2.7.6 Swing Loans Under Cash Management Agreements.

In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.7.2 [Making Swing Loans], without the requirement for a specific request from the US Borrower pursuant to Section 2.5.2 [Swing Loan Requests], PNC may make Swing Loans to the US Borrower in accordance with the provisions of the agreements between the US Borrower and PNC relating to the US Borrower’s deposit, sweep and other accounts at PNC and related arrangements and agreements regarding the management and investment of the US Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the US Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.7.6 [Swing Loans Under Cash Management Agreements] in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loans], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the US Borrower, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after PNC has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the US Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.7.5 [Borrowings to Repay Swing Loans] and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2 [Revolving Credit and Swing Loan Facilities].

2.8 Notes.

The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall, at the option of such Lender, be evidenced by a revolving credit Note and a swing loan Note dated the Closing Date payable to such Lender and its registered assigns in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.

2.9 Use of Proceeds.

The proceeds of the Loans shall be used (i) to pay fees and expenses in connection with this transaction, (ii) to refinance Indebtedness outstanding under the Existing Credit Agreement and the Existing Term Loan Credit Agreement as set forth in Section 10.14 [Amendment and Restatement], (iii) to provide working capital and (iv) for general corporate purposes, including retirement or repayment of outstanding indebtedness, capital expenditures, Permitted Acquisitions and intercompany loans permitted by this Agreement.

2.10 Letter of Credit Subfacility.

2.10.1 Issuance of Letters of Credit.

The US Borrower may at any time prior to the Expiration Date request the issuance of a letter of credit (each, a “Letter of Credit”), which may be denominated in either Dollars or an Alternate Currency, on behalf of itself or another Loan Party or Subsidiary of any Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit or a Commercial Letter of Credit. Promptly after receipt of any Letter of Credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 6 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.10 [Letter of Credit Subfacility], the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit and all time drafts drawn under any Commercial Letter of Credit shall in no event expire later than the Expiration Date (except that a Letter of Credit may expire up to one year beyond the Expiration Date if such Letter of Credit has been Cash Collateralized by the US Borrower in an amount equal to one hundred five percent (105.00%) of the face amount of such Letter of Credit on terms and conditions acceptable to the Administrative Agent and the Issuing Lender, each in its sole discretion, at least thirty (30) days prior to the Expiration Date) and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $100,000,000.00 (the “Letter of Credit Sublimit”), (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments, (iii) the Revolving Facility Usage for any individual Lender exceed such Lender’s Revolving Credit Commitment, (iv) the Foreign Revolving Facility Usage exceed the Foreign Borrower Sublimit, or (v) the aggregate Dollar Equivalent principal amount of Optional Currency Loans plus the aggregate Dollar Equivalent amount of all Letter of Credit Obligations denominated in Alternate Currency exceed the Optional Currency Sublimit. Each request by the US Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Section 6 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the US Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment. Each of the Existing Letters of Credit shall be deemed to have been issued hereunder on the Closing Date by PNC as the Issuing Lender. Each of the Existing Letters of Credit shall be deemed to be a Letter of Credit for all purposes of this Agreement.

Notwithstanding Section 2.10.1 [Issuance of Letters of Credit], no Issuing Lender shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

2.10.2 Letter of Credit Fees.

The US Borrower shall pay in Dollars or, at the Administrative Agent’s option, the Alternate Currency in which the applicable Letter of Credit is issued (a) (i) to the Administrative Agent for the ratable account of the Lenders a fee with respect to Standby Letters of Credit (the “Standby Letter of Credit Fee”) equal to the Applicable Standby Letter of Credit Fee Rate and (ii) to the Administrative Agent for the ratable account of the Lenders a fee with respect to Commercial Letters of Credit (the “Commercial Letter of Credit Fee”) equal to the Applicable Commercial Letter of Credit Fee Rate, and (b) to the Issuing Lender for its own account a fronting fee equal to one hundred twenty five thousandths of one percent (0.125%) per annum (in each case computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), which fees shall, in each case, be computed on the daily average amount of the respective Letter of Credit Obligations and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The US Borrower shall also pay in Dollars to the Issuing Lender for the

Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.10.3 Disbursements, Reimbursement.

Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in a Dollar Equivalent amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.10.3.1 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the US Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the US Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon time on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender in the same currency as paid, unless otherwise required by the Administrative Agent or the Issuing Lender. In the event the US Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the US Borrower shall be deemed to have requested that Revolving Credit Loans in the Dollar Equivalent amount of such drawing be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.10.3.1 [Disbursements, Reimbursements] may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.10.3.2 Each Lender shall upon any notice pursuant to Section 2.10.3.1 [Disbursements, Reimbursements] make available to the Administrative Agent for the account of the Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.10.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the US Borrower in that amount. If any Lender so notified fails to make available in Dollars to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth (4th) day following the Drawing Date.

The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.10.3.1 [Disbursements, Reimbursements] above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.10.3.2 [Disbursements, Reimbursements].

2.10.3.3 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the US Borrower in whole or in part as contemplated by Section 2.10.3.1 [Disbursements, Reimbursements], because of the US Borrower’s failure to satisfy the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the US Borrower shall be deemed to have incurred from the Issuing Lender a borrowing in Dollars (each, a “Letter of Credit Borrowing”) in the amount of such drawing (or for drawings in an Alternate Currency, in the Dollar Equivalent amount of such drawing). Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.10.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.10.3.3 [Disbursements, Reimbursements].

2.10.4 Repayment of Participation Advances.

2.10.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the US Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

2.10.4.2 If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.10.4.2 [Repayment of Participation Advances] in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate (or, for any payment in an Optional Currency, the Overnight Rate) in effect from time to time.

2.10.5 Documentation.

Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.10.6 Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.10.7 Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.10.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the US Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.10 [Letter of Credit Subfacility] under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, any Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1.1 [Revolving Credit and Swing Loan Commitments], Section 2.5.1 [Revolving Credit Loan Requests; Swing Loan Requests], Section 2.7.1 [Making Revolving Credit Loans] or Section 6.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.10.3 [Disbursements, Reimbursement];

(iii) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.10.7 [Nature of Participation and Reimbursement Obligations], constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ Obligations hereunder.

2.10.8 Indemnity.

The Loan Parties hereby agree to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

2.10.9 Liability for Acts and Omissions.

As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or any of its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates’ rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant Loan Party for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to any Borrower or any Lender.

2.10.10 Issuing Lender Reporting Requirements.

Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and the Borrowers a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the applicable Alternate Currency if not in Dollars, and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.11 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 [Default] or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.2.3 [Set-off] shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Loan Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.17 [Cash Collateral]; fourth, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.17 [Cash Collateral]; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swing Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 6.2 [Each Loan or Letter of Credit] were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments or the Swing Loan Commitments, as applicable, without giving effect to Section 1.1(a)(iv) [Reallocation of Participation to Reduce Fronting Exposure]. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.11(a)(ii) [Defaulting Lender Waterfall] shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(1) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.17 [Cash Collateral].

(3) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (2) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swing Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swing Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.16 [Acknowledgement and Consent to Bail-In of Affected Financial Institutions], no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swing Loans in an amount equal to the Swing Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures specified in Section 4.17 [Cash Collateral].

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and each Swing Loan Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments or the Swing Loan Commitments, as applicable (without giving effect to Section 2.11(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure]), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Loan Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.12 Utilization of Commitments in Optional Currencies.

2.12.1 Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency. For purposes of determining utilization of the Revolving Credit Commitments and the Foreign Revolving Facility Usage, the Administrative Agent will determine the Dollar Equivalent amount of (i) the proposed Revolving Credit Loans that are Optional Currency Loans and Letters of Credit to be denominated in an Alternate Currency as of the requested Borrowing Date or date of issuance thereof, as the case may be, (ii) the outstanding Letter of Credit Obligations denominated in an Alternate Currency as of the last Business Day of each month, (iii) the outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period and (iv) any Revolving Credit Loan, Letter of Credit Obligation, fee, payment or other obligation under this Agreement or any other Loan Document on any date on which the Administrative Agent reasonably determines it is necessary or advisable to make such computation in its sole discretion (each such date under clauses (i) through (iv) is referred to as a “Computation Date”). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the applicable Borrower, each Revolving Credit Loan and Reimbursement Obligation shall be repaid or prepaid in the same currency in which the Loan or Reimbursement Obligation was made.

2.12.2 Notices from Lenders that Optional Currencies Are Unavailable to Fund New Loans.

The Lenders shall be under no obligation to make the Revolving Credit Loans requested by a Borrower which are denominated in an Optional Currency if any Lender notifies the Administrative Agent by 5:00 p.m. four (4) Business Days prior to the Borrowing Date for such Revolving Credit Loans that such Lender cannot provide its Ratable Share of such Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the applicable Borrower no later than 12:00 noon three (3) Business Days prior to the Borrowing Date for such Revolving Credit Loans that the Optional Currency is not then available for such Revolving Credit Loans, and the Administrative Agent shall promptly thereafter notify the Lenders of the same and the Lenders shall not make such Revolving Credit Loans requested by the applicable Borrower under its Revolving Credit Loan Request.

2.12.3 Notices from Lenders that Optional Currencies Are Unavailable to Fund Renewals of the Applicable Interest Rate Option.

If a Borrower requests (or is deemed to have requested) that the Lenders renew the applicable Interest Rate Option with respect to an outstanding Borrowing Tranche of Revolving Credit Loans denominated in an Optional Currency, the Lenders shall be under no obligation to renew such Interest Rate Option if any Lender delivers to the Administrative Agent a notice by 5:00 p.m. four (4) Business Days prior to the effective date of such renewal that such Lender cannot continue to provide Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the applicable Borrower no later than 12:00 noon three (3) Business Days prior to the renewal date that the renewal of such Revolving Credit Loans in such Optional Currency is not then available, and the Administrative Agent shall promptly thereafter notify the Lenders of the same. If the Administrative Agent shall have so notified a Borrower that any such continuation of such Revolving Credit Loans in such Optional Currency is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Loans shall be redenominated into Loans in Dollars at the Base Rate Option or Term SOFR Rate Option, at the applicable Borrower’s option (subject, in the case of the Term SOFR Rate Option, to compliance with Section 2.7.1 [Making Revolving Credit Loans, Etc.] and Section 3.1 [Interest Rate Options]), with effect from the last day of the Interest Period with respect to any such Loans. The Administrative Agent will promptly notify the applicable Borrower and the Lenders of any such redenomination, and in such notice, the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Revolving Credit Loans in an Optional Currency as of the applicable Computation Date with respect thereto and such Lender’s Ratable Share thereof.

2.12.4 European Monetary Union.

(i) Payments in Euro Under Certain Circumstances. If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency and the Euro are at the same time recognized by any Official Body of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Lenders shall so request in a notice delivered to the US Borrower, then any amount payable hereunder by any party hereto in such Optional Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.

(ii) Additional Compensation Under Certain Circumstances. Each Borrower agrees, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of any Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrowers and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(iii) Requests for Additional Optional Currencies. The US Borrower may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made and Letters of Credit permitted to be issued in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein; provided (A) such written request must be delivered to the Administrative Agent not later than (i) four (4) Business Days prior to the date on which the Borrowers intend to request a Revolving Credit Loan denominated in the new currency, or (ii) five (5) Business Days on which the Loan Parties intend a Letter of Credit to be issued in the new currency, and (B) that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders or the Issuing Lender, as applicable, in the relevant market. The Administrative Agent will promptly notify the Lenders or the Issuing Lender, as applicable, of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrowers of the acceptance or rejection by the Administrative Agent and each of the Lenders or the Issuing Lender, as applicable, of the Borrower’s request. The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Lenders or the Issuing Lender, as applicable, approve of the Borrowers’ request.

2.12.5 Non-Public Lender.

Any Loan extended to or for the account of any Designated Foreign Borrower incorporated in The Netherlands shall at all times be provided by a Lender that is a Non-Public Lender.

2.13 Designated Lenders.

Notwithstanding anything herein to the contrary, each of the Administrative Agent, the Issuing Lender and each other Lender at its option may make any Loan or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay any Loan in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that in the case of an Affiliate or branch of a Lender, all provisions applicable to a Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender.

For purposes of this Section 2.13 [Designated Lenders], “Lending Office” shall mean, as to the Administrative Agent, the Issuing Lender or any other Lender, the office or offices of such Person described as such in such Person’s administrative questionnaire, or such other office or offices as such Person may from time to time notify the Borrowers and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

2.14 Illegality.

If, in any applicable jurisdiction, the Administrative Agent, the Issuing Lender, any other Lender or its applicable Designated Lender determines that any Law has made it unlawful, or that any Official Body has asserted that it is unlawful, for the Administrative Agent, the Issuing Lender, any other Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Loan or other extension of credit hereunder to any Foreign Borrower, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrowers, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Loan or other extension of credit hereunder shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrowers or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

2.15 Designated Foreign Borrowers.

The Company may at any time, upon not less than thirty (30) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion), designate one or more wholly-owned Subsidiaries of the Company organized under the laws of the United Kingdom, The Netherlands, Germany or, with the consent of all of the Lenders, any other non-U.S. jurisdiction (each, an “Applicant Foreign Borrower”), as a Designated Foreign Borrower by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.15(1) (a “Designated Foreign Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Foreign Borrower becoming entitled to become a Designated Foreign Borrower, the Administrative Agent and the Lenders shall have received (i) a duly executed Guaranty Agreement or Guarantor Joinder, Notes duly executed by such Designated Foreign Borrower to the extent any Lenders so require and each other document in the form described in Section 6.1 [First Loans and Letters of Credit] modified as appropriate to relate to such Designated Foreign Borrower, together with such other documents or information, in each case, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its sole discretion, (ii) within ten (10) Business Days prior to the Applicant Foreign Borrower becoming a Designated Foreign Borrower, an executed

Certificate of Beneficial Ownership for each Applicant Foreign Borrower that is a Legal Entity Customer and such other documentation and information with respect to such Applicant Foreign Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (iii) if the Applicant Foreign Borrower is organized or incorporated in or under the laws of, or for applicable Tax purposes is resident of or treated as engaged in a trade or business in, any jurisdiction other than a jurisdiction in or under the laws of which at least one of the then-existing Foreign Borrowers is organized or incorporated on the date such Designated Foreign Borrower Request and Assumption Agreement is delivered to the Administrative Agent, an amendment of this Agreement and the other Loan Documents to include such Subsidiary as a Foreign Borrower hereunder, which amendment must be as mutually agreed by the Administrative Agent, the Borrowers, the applicable Applicant Foreign Borrower and the Required Lenders (subject, for the avoidance of doubt, to approval of the Applicant Foreign Borrower by all Lenders). Promptly following receipt of all such documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.15(2) (a “Designated Foreign Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Foreign Borrower shall constitute a Designated Foreign Borrower for purposes hereof, whereupon such Designated Foreign Borrower shall be permitted to receive Loans hereunder, on the terms and conditions set forth herein, and shall be a Foreign Borrower for all purposes of this Agreement, subject to the modifications for such Designated Foreign Borrower as set forth in this Section 2.15 [Designated Foreign Borrowers].

3 INTEREST RATES

3.1 Interest Rate Options.

The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by them from the applicable Interest Rate Options specified below applicable to the Revolving Credit Loans or the Swing Loans, respectively, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than twelve (12) Borrowing Tranches in the aggregate among all of the Loans (including a Borrowing Tranche to which the Base Rate Option applies); and provided further that if an Event of Default or Potential Default exists and is continuing, (i) no outstanding Borrowing Tranche may be converted to or continued as a Term SOFR Rate Loan, RFR Loan or Eurocurrency Rate Loan and (ii) Required Lenders may demand that (x) each RFR Loan be automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Optional Currency) immediately and (y) each Eurocurrency Rate Loan and Term SOFR Rate Loan be automatically converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Optional Currency, if applicable) immediately, subject to the obligation of the Borrowers to pay any indemnity under Section 4.10 [Indemnity] in connection with any such conversion, or at the end of the applicable Interest Period. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. Interest on the principal amount of each Optional Currency Loan shall be paid by the Borrowers in such Optional Currency. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Borrowers shall not be required to pay, and the Lenders shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event: (1) the provisions of this subsection shall govern and control; (2) the Borrowers shall not be obligated to pay any Excess Interest; (3) any Excess Interest that the Lenders may have received hereunder shall be, at the option of the Required Lenders, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof or (c) any combination of the foregoing; (4) the interest rates provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law, and this Agreement and the other Loan Documents shall be deemed to have been and shall be reformed and modified to reflect such reduction; and (5) the Borrowers shall have no action against the Administrative Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest (other than to enforce this Section 3.1 [Interest Rate Options]).

3.1.1 Revolving Credit Interest Rate Options.

The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans denominated in Dollars and Optional Currency Loans, as applicable:

(i) Revolving Credit Daily Rate Loan Options:

(A) Revolving Credit Base Rate Option. In the case of Base Rate Loans denominated in Dollars, a fluctuating rate per annum (computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate (such rate, the “Revolving Credit Base Rate Option”); or

(B) Revolving Credit Daily Simple RFR Option. In the case of RFR Loans denominated in Sterling or Euro, a fluctuating rate per annum (computed on the basis of a year of (x) three hundred sixty- five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed with respect to such Sterling denominated Loans and (y) three hundred sixty (360) days and actual days elapsed with respect to such Euro denominated Loans, except that to the extent determined by the Administrative Agent in its reasonable discretion, interest on Loans denominated in Sterling or Euro as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans) equal to the Daily Simple RFR for such Optional Currency plus the RFR Adjustment plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the applicable Daily Simple RFR.

(ii) Revolving Credit Term Rate Loan Options:

(A) Revolving Credit Loan Term SOFR Rate Option. In the case of Term SOFR Rate Loans denominated in Dollars, a rate per annum (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the SOFR Adjustment plus the Applicable Margin; or

(B) Revolving Credit Eurocurrency Rate Option. In the case of Eurocurrency Rate Loans denominated in Australian Dollars, a rate per annum (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed, except that interest on Eurocurrency Rate Loans denominated in the foregoing Optional Currencies as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans) equal to the Eurocurrency Rate for such Optional Currency as determined for each applicable Interest Period plus the Applicable Margin.

3.1.2 Swing Loan Interest Rate.

Each Swing Loan shall bear interest at a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to Daily Simple SOFR plus the SOFR Adjustment applicable for one month Interest Periods plus the Applicable Margin then applicable to Term SOFR Rate Loans, such interest rate to change automatically from time to time effective as of the effective date of each change in Daily Simple SOFR.

3.1.3 Rate Quotations.

Any Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

3.2 Conforming Changes Relating to Term SOFR Rate, Daily Simple SOFR, Eurocurrency Rate or Daily Simple RFR.

With respect to the Term SOFR Rate, the Daily Simple SOFR, the Eurocurrency Rate or the Daily Simple RFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrowers and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

3.3 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

3.3.1 Interest Rate.

The rate of interest for each Loan otherwise applicable pursuant to Section 3.1 [Interest Rate Options] shall be increased by two percent (2.00%) per annum;

3.3.2 Letter of Credit Fees.

The Letter of Credit Fees otherwise applicable pursuant to Section 2.10.2 [Letter of Credit Fees], shall be increased by two percent (2.00%) per annum;

3.3.3 Other Obligations.

Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional two percent (2.00%) per annum from the time such Obligation becomes due and payable and until it is paid in full; and

3.3.4 Acknowledgment.

The Borrowers acknowledge that the increase in rates referred to in this Section 3.3 [Interest After Default] reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent.

3.4 Unascertainable; Illegality; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.

3.4.1 Unascertainable; Increased Costs; Deposits Not Available.

If at any time:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that the Daily Simple RFR, Eurocurrency Rate, Term SOFR Rate or other applicable Benchmark cannot be determined pursuant to the definition thereof;

(ii) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that with respect to any Loan denominated in an Optional Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Optional Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls);

(iii) with respect to any Eurocurrency Rate Loan or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders have determined (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Optional Currency are not being offered to banks in the applicable offshore interbank market for the applicable Optional Currency, amount or Interest Period of such Eurocurrency Rate Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(iv) any Lender has determined that for any reason in connection with any request for a Daily Simple RFR, Eurocurrency Rate, Term SOFR Rate Loan or a conversion thereto or continuation thereof that the Term SOFR Rate or Eurocurrency Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period or a Daily Simple RFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans, as applicable, and such Lender has provided notice of such determination to the Administrative Agent, then, in the case of clauses (i) through and including (iv) above, the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agent’s and Lender’s Rights].

3.4.2 Illegality.

If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Loan to which any Interest Rate Option applies, or the determination or charging of interest rates based upon any Interest Rate Option has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or any Official Body has imposed material restrictions on the authority of such Lender to purchase, sell or take deposits of any Optional Currency in the applicable interbank market for the applicable Optional Currency, then the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agent’s and Lender’s Rights].

3.4.3 Administrative Agent’s and Lender’s Rights.

In the case of any event specified in Section 3.4.1 [Unascertainable, Etc.] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 3.4.2 [Illegality] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers.

(i) Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to, renew or continue a Loan under the affected Interest Rate Option in Dollars or each such Optional Currency shall be suspended (to the extent of the affected Interest Rate Option, or the applicable Interest Periods) until the Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

(ii) Upon a determination by the Administrative Agent under Section 3.4.1 [Unascertainable, Etc.] (a) if the Borrowers have previously notified the Administrative Agent of their selection of, conversion to or renewal of an affected Interest Rate Option, and such Interest Rate Option has not yet gone into effect, such notification shall (i) with regard to any such pending request for Loans denominated in Dollars, be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans in the amount specified therein and (ii) with regard to any such pending request for Loans denominated in an Optional Currency, be deemed ineffective (in each case to the extent of the affected Interest Rate Option, or the applicable Interest Periods), (b) any outstanding affected Loans denominated in Dollars shall be deemed to have been converted into Base Rate Loans immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period, and (c) any outstanding affected Loans denominated in an Optional Currency shall, at the Borrowers’ election, either be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Optional Currency) immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period or prepaid in full immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period; provided, however, that absent notice from the Borrowers of conversion or prepayment, such Loans shall automatically be converted to Base Rate Loans (in an amount equal to the Dollar Equivalent of such Optional Currency).

(iii) If any Lender notifies the Administrative Agent of a determination under Section 3.4.2 [Illegality], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 4.10 [Indemnity], as to any Loan of the Lender to which an affected Interest Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Optional Currency, in an amount equal to the Dollar Equivalent of such Optional Currency) or prepay such Loan in accordance with Section 4.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Optional Currency, in an amount equal to the Dollar Equivalent of such Optional Currency) upon such specified date.

3.4.4 Benchmark Replacement Setting.

3.4.4.1 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section 3.4.4 [Benchmark Replacement Setting]), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for Dollars or any Optional Currency, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice from Lenders comprising the Required Lenders of objection to such Benchmark Replacement.

3.4.4.2 Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

3.4.4.3 Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.4.4.4 [Unavailability of Tenor of Benchmark] below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.4.4.3 [Notices; Standards for Decisions and Determinations], including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 3.4.4.3 [Notices; Standards for Decisions and Determinations].

3.4.4.4 Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

3.4.4.5 Benchmark Unavailability Period. Upon any Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, such Borrower may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to the affected Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

3.5 Selection of Interest Rate Options.

If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under any Term Rate Loan Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with Section 2.5.1 [Revolving Credit Loan Requests], then, unless such Borrowing Tranche is repaid as provided herein, the Borrowers shall be deemed to have selected that such Borrowing Tranche shall automatically be continued under the applicable Term Rate Loan Option in its original Currency with an Interest Period of one (1) month at the end of such Interest Period. If the Borrowers provide any Loan Request related to a Loan at the Eurocurrency Rate Option or Term SOFR Rate Option, but fail to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option. If no election as to the applicable currency is specified in the applicable Loan Request, then the requested Loans shall be made in Dollars.

4 PAYMENTS

4.1 Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders, as applicable, in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Revolving Credit Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated”. All payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Loan was made (subject to the Borrowers’ indemnity obligations under Section 4.8 [Increased Costs] and Section 4.10 [Indemnity]) and all Reimbursement Obligations with respect to each Letter of Credit shall be made in the same currency (whether Dollars or the applicable Alternate Currency) in which such Letter of Credit was issued.

4.2 Pro Rata Treatment of Lenders.

Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees, Letter of Credit Fees, or other fees (except for the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) or amounts due from the Borrowers hereunder to the Lenders with respect to the Commitments and Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 3.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 3.4 [Unascertainable; Etc.], Section 4.6.2 [Replacement of a Lender] or 4.8 [Increased Costs; Indemnity]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Letter of Credit Fees and other fees or amounts then due or payable such Lenders as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or pre-payment by the US Borrower of principal, interest, fees or other amounts from the US Borrower with respect to Swing Loans shall be made by or to PNC according to Article 2 [Revolving Credit and Swing Loan Facilities].

4.3 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section 4.3 [Sharing of Payments by Lenders] shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 4.3 [Sharing of Payments by Lenders] shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

4.4 Presumptions by Administrative Agent.

Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

4.5 Interest Payment Dates.

As to any Loans to which the Base Rate Option or the Daily Simple RFR Option for the applicable Optional Currency applies, interest shall be due and payable in arrears on each Payment Date. As to any Loans to which a Term Rate Loan Option applies, interest shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) months, also at the end of each three-month period during such Interest Period. Interest on mandatory prepayments of principal under Section 4.7 [Mandatory Prepayments for Currency Fluctuations] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise). Interest shall be computed to, but excluding, the date payment is due.

4.6 Voluntary Prepayments.

4.6.1 Right to Prepay.

The Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.6.2 [Replacement of a Lender] below or in Section 4.8 [Increased Costs] and Section 4.10 [Indemnity]). Whenever the Borrowers desire to prepay any part of the Loans, the Borrowers shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. (i) at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans that bear interest at the Base Rate Option; (ii) at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans denominated in Dollars that bear interest at the Term SOFR Rate Option; (iii) at least four (4) Business Days prior to the date of prepayment of the Revolving Credit Loans denominated in Optional Currencies that bear interest at the Eurocurrency Rate Option; (iv) at least four (4) Business Days prior to the date of prepayment of the Revolving Credit Loans denominated in Optional Currencies that bear interest at the Daily Simple RFR Option; or (v) no later than 1:00 p.m. on the date of prepayment of Swing Loans, in each case of the foregoing option in this Section 4.6.1 [Right to Prepay], setting forth the following information:

(i) the applicable Borrower making the prepayment;

(ii) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(iii) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;

(iv) a statement indicating the application of the prepayment among Loans to which the Base Rate Option applies, Term SOFR Rate Option applies, Daily Simple RFR Option applies, and the Eurocurrency Rate Option applies; and

(v) the currency of such Loan and the total principal amount of such prepayment, which (i) with respect to Revolving Credit Loans shall be in integral multiples of $1,000,000.00 and not less than $5,000,000.00 (or in each case, the Dollar Equivalent thereof) for each Borrowing Tranche to which the Term SOFR Rate Option, Daily Simple RFR Option or Eurocurrency Rate Option applies and in integral multiples of $1,000,000.00 and not less than the lesser of $5,000,000.00 or the outstanding principal amount of Revolving Credit Loans to which the Base Rate Option applies and (ii) with respect to Swing Loans, in integral multiples of $100,000.00 and not less than the lesser of $500,000.00 or the outstanding principal amount of the Swing Loans.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.4.3 [Administrative Agent’s and Lender’s Rights], if a Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied first to Base Rate Loans, then to

Term Rate Loans denominated in Dollars, then to RFR Loans and then to Eurocurrency Rate Loans. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 4.10 [Indemnity]. Prepayments shall be made in the currency in which such Loan was made unless otherwise directed by the Administrative Agent.

4.6.2 Replacement of a Lender.

In the event any Lender (i) gives notice under Section 3.4 [Unascertainable, Etc.], (ii) requests compensation under Section 4.8 [Increased Costs], or requires the Borrowers to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 4.9 [US Taxes] or Section 4.14 [UK, Dutch and German Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision) or (v) is a Non-Consenting Lender referred to in Section 10.1 [Modifications, Amendments or Waivers] then in any such event the Borrowers may, at their sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.8 [Successors and Assigns];

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 4.9 [US Taxes] or Section 4.14 [UK, Dutch and German Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

4.6.3 Designation of a Different Lending Office.

If any Lender requests compensation under Section 4.8 [Increased Costs], or the Borrowers are or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 4.9 [US Taxes] or Section 4.14 [UK, Dutch and German Taxes], then such Lender shall (at the request of the

Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.8 [Increased Costs] or Section 4.9 [US Taxes] or Section 4.14 [UK, Dutch and German Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

4.7 Mandatory Prepayments for Currency Fluctuations.

If on any Computation Date, the aggregate Dollar Equivalent amount of Optional Currency Loans exceeds one hundred five percent (105.00%) of the Optional Currency Sublimit as a result of a change in the exchange rates between one or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowers of the same and the Borrowers shall pay or prepay (subject to the Borrowers’ indemnity obligations under Section 4.8 [Increased Costs] and Section 4.10 [Indemnity]) the Optional Currency Loans within one (1) Business Day after receiving such notice in an amount such that the aggregate Dollar Equivalent amount of Optional Currency Loans shall not exceed the Optional Currency Sublimit after giving effect to such payments or prepayments. Notwithstanding the foregoing, if on any Computation Date (i) the Revolving Facility Usage is equal to or greater than the Revolving Credit Commitments as a result of a change in exchange rates between one or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowers of the same and the Borrowers shall pay or prepay (subject to the Borrowers’ indemnity obligations under Section 4.8 [Increased Costs] and Section 4.10 [Indemnity]) within one (1) Business Day after receiving such notice in an amount such that the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments after giving effect to such payments or prepayments or (ii) the Foreign Revolving Facility Usage is equal to or greater than the Foreign Borrower Sublimit as a result of a change in exchange rates between one or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowers of the same and the Borrowers shall pay or prepay (subject to the Borrowers’ indemnity obligations under Section 4.8 [Increased Costs] and Section 4.10 [Indemnity]) within one (1) Business Day after receiving such notice in an amount such that the Foreign Revolving Facility Usage shall not exceed the Foreign Borrower Sublimit after giving effect to such payments and prepayments. All prepayments required pursuant to the immediately preceding sentence shall first be applied among the Interest Rate Options to the principal amount of the Revolving Credit Loans subject to the Base Rate Option, then to Revolving Credit Loans denominated in Dollars and subject to a Term SOFR Rate Option, then to Optional Currency Loans.

4.8 Increased Costs.

4.8.1 Increased Costs Generally.

If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes, (C) Connection Income Taxes, and (D) United Kingdom withholding tax where the relevant Lender is not a UK Treaty Lender and has not declared to the Borrowers that is entitled to receive payments free of United Kingdom withholding tax under United Kingdom domestic law or H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under s931 ITA) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, the Issuing Lender or the relevant market, any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrowers will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered; provided that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, a Eurocurrency Rate or an RFR, the Administrative Agent, in its reasonable discretion, may modify the calculation of each such SOFR, Eurocurrency Rate or RFR based interest rate, as applicable, to add (or otherwise account for) such reserve percentage.

4.8.2 Capital Requirements.

If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

4.8.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.

Each Recipient agrees that any claim made for amounts payable under this Section 4.8 [Increased Costs] shall be determined by such Recipient in good faith (and not on an arbitrary or capricious basis). A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 4.8.1 [Increased Costs Generally] or Section 4.8.2 [Capital Requirements] and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

4.8.4 Delay in Requests.

Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 4.8 [Increased Costs] shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 4.8 [Increased Costs] for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.9 US Taxes.

4.9.1 Defined Terms and Application.

For purposes of this Section 4.9 [US Taxes], the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA. This Section 4.9 [US Taxes] shall not apply in any way in respect of any UK Loan Parties, Dutch Loan Parties or German Loan Parties. The obligations of the parties in respect of any Tax that is required by The Netherlands or the United Kingdom or the Federal Republic of Germany to be withheld from a payment of interest by any Dutch Loan Party or UK Loan Party or a German Loan Party shall be determined exclusively in accordance with Section 4.14 [UK, Dutch and German Taxes].

4.9.2 Payments Free of Taxes.

Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.9 [US Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

4.9.3 Payment of Other Taxes by the Loan Parties.

The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

4.9.4 Indemnification by the Loan Parties.

The Loan Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.9 [US Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

4.9.5 Indemnification by the Lenders.

Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.9.5 [Indemnification by the Lenders].

4.9.6 Evidence of Payments.

As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 4.9 [US Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

4.9.7 Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.9.7(ii)(A), (ii)(B) and 4.9.7(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower:

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 4.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form); or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.9.7(B) or Exhibit 4.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.9.7(D) on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

4.9.8 Treatment of Certain Refunds.

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.9 [US Taxes] (including by the payment of additional amounts pursuant to this Section 4.9 [US Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.9 [US Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.9.8 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

4.9.9 Survival.

Each party’s obligations under this Section 4.9 [US Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

4.10 Indemnity.

In addition to the compensation or payments required by Section 4.8 [Increased Costs], Section 4.9 [US Taxes] or Section 4.14 [UK, Dutch and German Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (excluding any anticipated profits, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i) payment, prepayment, conversion or renewal of any Loan to which (a) a Term Rate Loan Option applies on a day other than the last day of the corresponding Interest Period or (b) the Daily Simple RFR Option applies on a day other than the Payment Date therefor, in each case whether or not any such payment or prepayment is mandatory, voluntary or automatic and whether or not any such payment or prepayment is then due;

(ii) attempt by a Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.6 [Voluntary Prepayments];

(iii) any assignment of a Loan under (a) a Term Rate Loan Option on a day other than the last day of the Interest Period therefor or (b) the Daily Simple RFR Option on a day other than the Payment Date therefor, as a result of a request by the Borrowers pursuant to Section 4.6.2 [Replacement of a Lender]; or

(iv) default by any Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of a Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender thirty (30) days after such notice is given.

4.11 Settlement Date Procedures.

In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the US Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loans] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the US Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.11 [Settlement Date Procedures] shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.

4.12 Currency Conversion Procedures for Judgments.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

4.13 Indemnity in Certain Events.

The obligation of the Borrowers in respect of any sum due from any Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

4.14 UK, Dutch and German Taxes.

4.14.1 Application.

Section 4.9 [US Taxes] of this Agreement shall not apply and, with the exception of Section 4.14.7 [VAT] which shall also apply in respect of Loan Parties that are not UK Loan Parties or Dutch Loan Parties or German Loan Parties, this Section 4.14 [UK, Dutch and German Taxes], Section 4.15 [FATCA Information], and Section 4.16 [FATCA Deduction] shall only apply, in respect of Loans made to a UK Loan Party or a Dutch Loan Party or a German Loan Party or in respect of any Loan Party (other than a US Loan Party which shall be subject to Section 4.9 [US Taxes]) required to make payments for or on account of any UK Loan Party or Dutch Loan Party or German Loan Party. In this Section 4.14 [UK, Dutch and German Taxes], references to “Lender” include the Issuing Lender and a reference to “determines” or “determined” means, unless a contrary indication appears, a determination made in the absolute discretion of the person making the determination.

4.14.2 Tax Gross-Up.

(i) Each Dutch Loan Party and each UK Loan Party and each German Loan Party shall make all payments to be made by it to a Recipient without any Tax Deduction, unless a Tax Deduction is required by law.

(ii) Each Dutch Loan Party and each UK Loan Party and each German Loan Party shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the relevant Dutch Loan Party or UK Loan Party or German Loan Party, as the case may be.

(iii) If a Tax Deduction is required by law to be made by a Dutch Loan Party or a UK Loan Party or a German Loan Party, the amount of the payment due from that Dutch Loan Party or UK Loan Party or German Loan Party, as the case may be, shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv) A Dutch Loan Party or a UK Loan Party or a German Loan Party is not required to make an increased payment under Section 4.14.2(iii) for a Tax Deduction in respect of Tax imposed by The Netherlands from a payment of interest on a Loan by a Dutch Loan Party or, as the case may be, by the United Kingdom from a payment of interest on a Loan by a UK Loan Party or, as the case may be, by the Federal Republic of Germany from a payment of interest on a Loan by a German Loan Party, if on the date on which the payment falls due: (A) the payment could have been made to the relevant Lender without a Tax Deduction if it had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; (B) the relevant Lender is a Treaty Lender and the relevant Dutch Loan Party or UK Loan Party or German Loan Party (as applicable) is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Section 4.14.2(vii) or 4.14.2(viii) (as applicable); (C) (in respect of a Tax Deduction in respect of Tax imposed by the United Kingdom only) the relevant Lender is a Qualifying UK Lender solely by virtue of paragraph (b) of the definition of Qualifying UK Lender and (x) an officer of H.M. Revenue & Customs has given (and not revoked) a Direction under s931 ITA which relates to the payment and that Lender has received from the UK Loan Party a certified copy of that Direction and (y) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; (D) (in respect of a Tax Deduction in respect of Tax imposed by the United Kingdom only) the relevant Lender is a Qualifying UK Lender solely by virtue of paragraph (b) of the definition of Qualifying UK Lender and (x) the relevant Lender has not given a Tax Confirmation to the UK Loan Party and (y) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the UK Loan Party, on the basis that the Tax Confirmation would have enabled the UK Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of s930 ITA, or (E) (in respect of a Tax Deduction of Tax imposed by the Federal Republic of Germany only) the Tax Deduction is required because the Lender is a Non-Cooperative Jurisdiction Recipient.

(v) If a UK Loan Party or a Dutch Loan Party or a German Loan Party is required to make a Tax Deduction, that UK Loan Party or Dutch Loan Party or German Loan Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(vi) Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the UK Loan Party or Dutch Loan Party or German Loan Party making that Tax Deduction shall deliver to the Administrative Agent for the Recipient entitled to the payment either a statement under s975 ITA, in the case of a UK Loan Party, or other evidence reasonably satisfactory to that Recipient, that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii) (A) Subject to part (B) below, a Treaty Lender and each UK Loan Party or Dutch Loan Party or German Loan Party which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the UK Loan Party or Dutch Loan Party or German Loan Party, as the case may be, to obtain authorisation to make that payment without a Tax Deduction; (B)(1) a UK Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HM Revenue & Customs DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement in respect of any advance to a UK Loan Party, shall confirm its scheme reference number and its jurisdiction of Tax residence opposite its name in Schedule 1.1(B); and (2) a Lender that is a UK Treaty Lender which becomes a party after the day on which this Agreement is entered into that holds a passport under the HM Revenue & Customs DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement in respect of any advance to a UK Loan Party, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption Agreement which it executes, and, in the case of (1) and (2) above, having done so, that Lender shall be under no obligation pursuant to part (A) above.

(viii) If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (vii) above and either a UK Loan Party making a payment to that Lender has not made a UK DTTP Filing in respect of that Lender, or a UK Loan Party making a payment to that Lender has made a UK DTTP Filing in respect of that Lender but: (A) that UK DTTP Filing has been rejected by HM Revenue & Customs; (B) HM Revenue & Customs has not given that UK Loan Party authority to make payments to that Lender without a Tax Deduction in respect of Tax imposed by the United Kingdom within sixty (60) days of the date of the UK DTTP Filing or (C) HM Revenue & Customs has given a Borrower authority to make payments to that lender without a Tax Deduction in respect of Tax imposed by the United Kingdom but such authority has subsequently been revoked or expired, and in each case, that UK Loan Party has notified that Lender in writing, that Lender and that UK Loan Party shall co-operate in completing any additional procedural formalities necessary for that UK Loan Party to obtain authorisation to make that payment without a Tax Deduction.

(ix) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (vii) above no UK Loan Party shall make a UK DTTP Filing or file any other form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that Lender’s Revolving Credit Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(x) A UK Loan Party shall, promptly on making a UK DTTP Filing, deliver a copy of that UK DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

4.14.3 Tax Indemnity.

(i) Each UK Loan Party and each Dutch Loan Party and each German Loan Party shall (within three (3) Business Days of demand by the Administrative Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Loan Document.

(ii) Section 4.14.3(i) [Tax Indemnity] shall not apply: (A) with respect to any Tax assessed on a Lender: (x) under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for Tax purposes or as having a permanent establishment for Tax purposes; or (y) under the law of the jurisdiction in which that Lender’s facility office or Lending Office (as the case may be) is located in respect of amounts received or receivable in that jurisdiction, in each case, if that Tax is imposed on or calculated by reference to the net income, profits or gains received or receivable (but not any sum deemed to be received or receivable) by that Lender; (B) to the extent a loss, liability or cost: (x) is compensated for by an increased payment under Section 4.14.2(iii) [Tax Gross-Up]; or (y) would have been compensated for by an increased payment under Section 4.14.2(iii) [Tax Gross-Up] but was not so compensated solely because one of the exclusions in Section 4.14.2(iv) [Tax Gross-Up] applied; or (C) in respect of any FATCA Deduction.

(iii) A Protected Party making, or intending to make a claim under Section 4.14.3(i) shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Dutch Loan Party or the UK Loan Party or the German Loan Party, as applicable.

(iv) A Protected Party shall, on receiving a payment from a Loan Party under this Section 4.14.3 [Tax Indemnity], notify the Administrative Agent.

4.14.4 Tax Credit.

(i) If a UK Loan Party or a Dutch Loan Party or a German Loan Party makes a Tax Payment and the relevant Recipient determines that (i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and (ii) that Recipient has obtained and utilised that Tax Credit, the Recipient shall pay an amount to the relevant Dutch Loan Party or UK Loan Party or German Loan Party, as the case may be, which that Recipient determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the relevant Dutch Loan Party or UK Loan Party or German Loan Party, as the case may be.

(ii) If any Recipient makes any payment to a UK Loan Party or Dutch Loan Party or a German Loan Party pursuant to Section 4.14.4(i) [Tax Credit] and such Recipient subsequently determines that the Tax Credit has been withdrawn by a Tax Authority or otherwise required to be repaid to the Tax Authority or that such Tax Credit was not so obtained or utilised, the UK Loan Party or Dutch Loan Party or German Loan Party shall reimburse the Recipient the amount previously paid pursuant to Section 4.14.4(i) [Tax Credit].

4.14.5 Status Confirmation.

(i) Each Lender to a Dutch Loan Party that becomes a party to this Agreement on the day this Agreement is entered into confirms on such date that it is a Dutch Treaty Lender. Each Lender to a UK Loan Party that becomes a party to this Agreement on the day this Agreement is entered into confirms on such date that it is a UK Treaty Lender. Each Lender to a German Loan Party that becomes a party to this Agreement on the day this Agreement is entered into confirms on such date that it is a German Treaty Lender and not a Non-Cooperative Jurisdiction Recipient (and where that Lender is transparent for German tax purposes, that no direct or indirect partner which is not treated as transparent for the purposes of the tax laws in Germany is a Non-Cooperative Jurisdiction Recipient). A UK Non-Bank Lender which becomes a party on the day this Agreement is entered into gives a Tax Confirmation in Schedule 1.1(B) by entering into this Agreement. A UK Non-Bank Lender shall promptly notify the UK Loan Party and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation. Each Lender to a Dutch Loan Party or a UK Loan Party or a German Loan Party which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment and Assumption Agreement which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any Dutch Loan Party or UK Loan Party or German Loan Party, which of the following categories it falls in with respect to a Dutch Loan Party, with respect to a UK Loan Party and with respect to a German Loan Party: (i) not a Qualifying Lender; (ii) a Qualifying Dutch Lender (other than a Dutch Treaty Lender); (iii) a Qualifying UK Lender (other than a UK Non-Bank Lender or a UK Treaty Lender); (iv) a Qualifying German Lender (other than a German Treaty Lender); (v) not a Non-Cooperative Jurisdiction Recipient (and where that Lender is transparent for German tax purposes, that no direct or indirect partner which is not treated as transparent for the purposes of the tax laws in Germany is a Non-Cooperative Jurisdiction Recipient); (vi) a UK Non-Bank Lender; (vii) a Dutch Treaty Lender; (viii) a UK Treaty Lender; and/or (ix) German Treaty Lender. If any such Lender fails to indicate its status in accordance with this Section 4.14.5 [Status Confirmation], then such Lender shall be treated for the purposes of this Agreement (including by each Dutch Loan Party or UK Loan Party or German Loan Party) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Dutch Loan Party or the UK Loan Party or the German Loan Party, as applicable). For the avoidance of doubt, an Assignment and Assumption Agreement shall not be invalidated by any failure of a Lender to comply with this Section 4.14.5 [Status Confirmation]. Each Lender to a German Loan Party shall notify the Administrative Agent promptly upon becoming aware that it (and, in the case of a Lender which is transparent for German tax purposes, any of its direct or indirect partners which is not treated as transparent for the purposes of the tax laws in Germany) has become a Non-Cooperative Jurisdiction Recipient. The Administrative Agent shall promptly notify the Company if it receives such a notification from a Lender. Furthermore, each Lender shall upon request of the Company, in particular in case of a change in law, confirm whether it is or, as the case may be, is not a Non-Cooperative Jurisdiction Recipient.

(ii) If a Tax Deduction should have been made in respect of a payment made by a German Loan Party to a Lender under a Loan Document pursuant to the Law to prevent Tax Avoidance and Unfair Tax Competition (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb (Steueroasen-Abwehrgesetz)) and including any ordinance enacted in accordance with this law and that Lender has not complied with its obligations under this Section 4.14.5 [Status Confirmation] and as a result the German Loan Party did not make the Tax Deduction, then the Lender, that received the payment in respect of which the Tax Deduction should have been made, undertakes to reasonably promptly, upon request by the German Loan Party, indemnify the German Loan Party against any loss, liability or cost suffered by it in connection with such failure (including any liability for the Tax Deduction that should have been made). Each Lender to a German Loan Party shall promptly provide to both the Administrative Agent and the Company (if requested by either the Administrative Agent or the Company) with such documents and other evidence as the Administrative Agent and/or the Company may reasonably require to support any confirmation given pursuant to this Section 4.14.5 [Status Confirmation]. Each Lender to a German Loan Party shall, upon request by the Company, use reasonable efforts to provide information to the Company with respect to the identity of each person that in the reasonable discretion of the relevant Lender is determined to be beneficially entitled to the interest payable in respect of an advance under a Loan Document if and to the extent that such confirmation and/or disclosure is necessary to comply with a written request from the German tax authorities pursuant to section 160 German Tax Code (Abgabenordnung) (or any successor provision, any associated regulations or other official guidance). However, nothing in this paragraph shall require any Lender to a German Loan Party to violate any confidentiality or non-disclosure obligations.

4.14.6 Stamp Taxes.

Each Dutch Loan Party and each UK Loan Party and each German Loan Party shall pay and, within three (3) Business Days of demand, indemnify each Recipient and the Administrative Agent against any cost, loss or liability that Recipient or the Administrative Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.

4.14.7 VAT.

(i) All amounts expressed to be payable under a Loan Document by any party to a Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 4.14.7(iii), if VAT is or becomes chargeable on any supply made by any Recipient to any party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT or, if later, on presentation of an appropriate VAT invoice by such Recipient.

(ii) If VAT is or becomes chargeable on any supply made by any Supplier to any other Recipient (the “Supply Recipient”) under a Loan Document, and any party other than the Supply Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Supply Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Supply Recipient must (where this Section 4.14.7(iii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Supply Recipient receives from the relevant tax authority which the Supply Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Supply Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Recipient for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 4.14.7 [VAT] to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 of the United Kingdom or equivalent non-UK law).

(v) In relation to any supply made by a Recipient to any party under a Loan Document, if reasonably requested by such Recipient, that party must promptly provide such Recipient with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

4.15 FATCA Information.

(i) Subject to Section 4.15(i)(B) below, in respect of Loans made to a Dutch Loan Party, a UK Loan Party, a German Loan Party or a Designated Foreign Borrower or in respect of any Loan Party (other than a US Loan Party which shall be subject to Section 4.9 [US Taxes]), each party to such Loan shall, within ten (10) Business Days of a reasonable request by a Dutch Loan Party, a UK Loan Party, a German Loan Party, a Designated Foreign Borrower or the Administrative Agent:

(A) confirm to such Dutch Loan Party, UK Loan Party, German Loan Party, Designated Foreign Borrower or the Administrative Agent, as applicable, whether it is:

(i) a FATCA Exempt Party; or

(ii) not a FATCA Exempt Party.

(B) supply to such Dutch Loan Party, UK Loan Party, German Loan Party, Designated Foreign Borrower or the Administrative Agent, as applicable, such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA or for the purposes of complying with a request in respect of (A); and

(C) supply to such Dutch Loan Party, UK Loan Party, German Loan Party, Designated Foreign Borrower or the Administrative Agent, as applicable, such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation or exchange of information regime.

(ii) If a party confirms to a Dutch Loan Party, UK Loan Party, German Loan Party, Designated Foreign Borrower or the Administrative Agent pursuant to Section 4.15(i)(A)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(iii) Section 4.15 [FATCA Information] shall not oblige any Recipient to do anything, and Section 4.15 shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:

(A) any law or regulation;

(B) any fiduciary duty; or

(C) any duty of confidentiality.

(iv) If a party subject to Section 4.15(i)(A)(i) above fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Section 4.15(i)(A) or 4.15(i)(B) above (including, for the avoidance of doubt, where Section 4.15(iii) above applies), then such party shall be treated for the purposes of payments for or on account of any Dutch Loan Party, UK Loan Party, German Loan Party or Designated Foreign Borrower under the Loan Documents as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(v) Each Lender in respect of a Dutch Loan Party, UK Loan Party, German Loan Party or a Designated Foreign Borrower shall, within ten (10) Business Days of the date of request from the Administrative Agent, supply to the Administrative Agent:

(A) a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B) any withholding statement or other document, authorisation or waiver as the Administrative Agent may require to certify or establish the status of such Lender under FATCA.

(vi) The Administrative Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Section 4.15(v) above to the Dutch Loan Party, UK Loan Party, German Loan Party or Designated Foreign Borrower, as applicable.

(vii) If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Administrative Agent by a Lender pursuant to Section 4.15(v) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Administrative Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Administrative Agent). The Administrative Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Dutch Loan Party, UK Loan Party, German Loan Party or Designated Foreign Borrower, as applicable.

(viii) The Administrative Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Section 4.15(v) above without further verification. The Administrative Agent shall not be liable for any action taken by it under or in connection with Sections 4.15(v), 4.15(vi) and 4.15(vii) above.

(ix) Without prejudice to any other term of this Agreement, if a Lender fails to supply any withholding certificate, withholding statement, document, authorisation, waiver or information in accordance with Sections 4.15(i), 4.15(v) or 4.15(vii) above, or any withholding certificate, withholding statement, document, authorisation, waiver or information provided by a Lender to the Administrative Agent is or becomes materially inaccurate or incomplete, then such Lender shall indemnify the Administrative Agent, within three (3) Business Days of demand, against any cost, loss, Tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Administrative Agent (including any related interest and penalties) in acting as Administrative Agent under the Loan Documents as a result of such failure.

4.16 FATCA Deduction.

(i) Each Dutch Loan Party, each UK Loan Party, each German Loan Party, each Designated Foreign Borrower and the Administrative Agent may make any FATCA Deduction it is required to make by FATCA in respect of any payments for or on account of any Dutch Loan Party, UK Loan Party, German Loan Party or Designated Foreign Borrower, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(ii) Each Dutch Loan Party, each UK Loan Party, each German Loan Party, each Designated Foreign Borrower and the Administrative Agent shall promptly, upon becoming aware that it must make a FATCA Deduction under Section 4.16(i) (or that there is any change in the rate or the basis of such FATCA Deduction), and in any event at least three (3) Business Days prior to making such FATCA Deduction, notify the party to whom it is making the payment and, on or prior to the day on which it notifies that party, shall also notify the Administrative Agent.

4.17 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.11(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure] and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Lender, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.17 or Section 2.11 [Defaulting Lenders] in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 4.17 following (a) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (b) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that subject to Section 2.11 [Defaulting Lenders] the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided, further, that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to clause (i) above.

5 REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

5.1.1 Organization and Qualification; Power and Authority; Compliance with Laws; Title to Properties; Event of Default.

Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company or a limited partnership with a limited liability company as general partner duly organized, incorporated (or in case of a partnership, established), validly existing and in good standing (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction) under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) except where the failure to do so would not constitute a Material Adverse Change, is duly licensed or qualified and in good standing (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction) in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, (iv) has full power to enter into, execute, deliver and carry out this Agreement, the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (including Environmental Laws) applicable to it except where the failure to do so would not constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens and except for such defects in title as could not reasonably be expected to constitute a Material Adverse Change. No Event of Default or Potential Default exists or is continuing.

5.1.2 Subsidiaries and Owners; Investment Companies.

Schedule 5.1.2 states, as of the Closing Date (i) the name of each of the Company’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) the name of each holder of an equity interest in each such Subsidiary, the amount, percentage and type of such Equity Interest and (iii) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (i) or (iii). The Company and each Subsidiary of the Company has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien (other than Permitted Liens or, in the case of any Foreign Subsidiary, any restriction imposed by local Law) and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

5.1.3 Validity and Binding Effect.

This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by the applicable Loan Party or Loan Parties party thereto, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

5.1.4 No Conflict; Material Agreements; Consents.

Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (i) contravene or breach any of the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party, (ii) contravene or violate any Law to which any Loan Party or any of its Subsidiaries is subject or (iii) constitute a default under or result in a breach of any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property of any Loan Party or any of its Subsidiaries. There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents other than those obtained and in full force and effect.

5.1.5 Litigation.

Except as disclosed in the Company’s Annual Reports or Quarterly Reports filed with the Securities and Exchange Commission prior to the Closing Date, which documents are filed for public availability on the EDGAR website, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate could reasonably be expected to result in a Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in a Material Adverse Change.

5.1.6 Financial Statements.

(i) Historical Statements. The Company has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2024 (such annual statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Company’s management, are correct and complete in all material respects and fairly represent in all material respects the consolidated financial condition of the Company and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to the absence of footnotes required by GAAP and normal year-end audit adjustments.

(ii) Financial Projections. The Company has delivered to the Administrative Agent projected consolidated statements of income and cash flows of the Company for the period from January 1, 2025 through December 31, 2027 derived from various assumptions of the Company’s management (the “Projections”). The Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Loan Parties’ management, it being understood that (i) such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and (ii) no assurance can be given that any particular financial projections will be realized, actual results during the period(s) covered by any such projections may differ from the projected results, and such differences may be material.

(iii) Absence of Material Adverse Change. Since December 31, 2024, no Material Adverse Change has occurred.

5.1.7 Margin Stock.

None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than twenty five percent (25.00%) of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

5.1.8 Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith (other than the Projections and information of a general and economic nature or industry-specific nature), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

5.1.9 Taxes.

All federal, state, local and other material income tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.1.10 Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party and each Subsidiary of each Loan Party owns or possesses all material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.

5.1.11 Insurance.

The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary, subject to customary deductibles and self-insurance retention programs, in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.

5.1.12 ERISA and Foreign Plan Compliance.

(i) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(ii) Except as disclosed in Schedule 5.1.12, (a) no ERISA Event has occurred or is reasonably expected to occur; (b) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (c) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (d) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (e) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(iii) Each Foreign Plan is duly registered under all applicable Laws which require registration and are approved for tax purposes by the relevant tax authorities in the jurisdiction in which such Foreign Plans are registered. Each Loan Party and any Subsidiary thereof have complied with and performed all of its obligations under and in respect of the Foreign Plans under the terms thereof, any funding agreements and all applicable Laws (including any fiduciary, funding, investment and administration obligations) except to the extent as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Foreign Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable Laws except to the extent the failure to do so, either individually or in the agreement, would not reasonably be expected to have a Material Adverse Change. There are no outstanding actions or suits concerning the assets of the Foreign Plans. Each of the Foreign Plans is fully funded on an ongoing basis (using actuarial methods and assumptions as of the date of the valuations last filed with the applicable Official Bodies and that are consistent with generally accepted actuarial principles).

(iv) With respect to each Foreign Plan, (a) none of the Borrowers, any Subsidiary of a Borrower or any Loan Party or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject any Borrower, any Subsidiary of a Borrower or any Loan Party, directly or indirectly, to any tax or civil penalty, and (b) no Foreign Benefit Event has occurred and no Borrower, no Subsidiary of a Borrower or any Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in a Foreign Benefit Event.

5.1.13 Certificate of Beneficial Ownership.

The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and the Lenders for each Borrower that is a Legal Entity Customer on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the Closing Date and as of the date any such update is delivered. Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is a Loan Document.

5.1.14 Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreements and each of the other Loan Documents to which any Loan Party is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens.

5.1.15 Solvency.

Before and after giving effect to the initial Loans hereunder, the Loan Parties, taken as a whole, are Solvent.

5.1.16 Anti-Terrorism Laws, Outbound Investment Rule.

(i) (A) No Covered Entity is a Sanctioned Person, (B) no Covered Entity, either in its own right or, to its knowledge, through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law and (C) the Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Terrorism Laws and applicable Sanctions in all material respects.

(ii) No Covered Entity is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. No Covered Entity currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any Covered Entity were a U.S. Person or (iii) any other activity that would cause the Administrative Agent and the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent and the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

(iii) The representations in section 5.1.16 (i) made by any Loan Party that (A) qualifies as resident party domiciled in Germany (Inländer) within the meaning of section 2 para. 15 AWG or (B) is bound by any applicable statutory anti-boycott or blocking law or regulation are made only to the extent any such representation does not result in a violation of or conflict with and will not expose any Loan Party or any of its Subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and section 7 AWV); and (ii) given by any Loan Party to any Lender resident in Germany (Inländer) within the meaning of section 2 para. 15 AWG are made only to the extent that any Lender resident in Germany (Inländer) within the meaning of section 2 para. 15 AWG would be permitted to make such representation and warranties pursuant to Section 7 AWV.

5.1.17 Central Administration, COMI.

For the purposes of the European Insolvency Regulation, each Loan Party’s administrative centre and centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation) is situated in its jurisdiction of organization and it has no “establishment” (as that term is used in Article 2(10) of the European Insolvency Regulation) in any other jurisdiction.

5.1.18 Permanent Establishment, Dutch Loan Party.

No Dutch Loan Party has a permanent establishment (vaste inrichting) (as that term is used in Dutch fiscal legislation) in a jurisdiction other than its jurisdiction of organization.

6 CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

6.1 First Loans and Letters of Credit.

6.1.1 Deliveries.

On the Closing Date or such later date as agreed to by the Administrative Agent, the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) a closing certificate of the Company signed by an Authorized Officer as to (i) accuracy in all material respects (or with respect to representations and warranties subject to a materiality qualifier, in all respects) of representations and warranties contained in the Loan Documents made by the Loan Parties, (ii) compliance with covenants under the Loan Documents and (iii) absence of an Event of Default or Potential Default;

(ii) a certificate dated the Closing Date and signed by an Authorized Officer (and, in relation to a UK Loan Party, a Director or Secretary, in relation to a Dutch Loan Party, a Director or Manager, and in relation to a German Loan Party, by its Director(s)), of each Loan Party, certifying as appropriate as to: (a) all action taken by such Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents on behalf of such Loan Party and their true signatures; and (c) copies of its organizational or constitutional documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials, certified not more than thirty (30) days prior to the Closing Date, as to the formation, incorporation, continued existence and good standing of such Loan Party (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction) in such Loan Party’s jurisdiction of organization, formation or incorporation (as applicable) and each state in which it is registered to do business as a foreign entity (in relation to a German Loan Party limited to (x) an extract from the electronic commercial register (Handelsregisterauszug) not older than fifteen (15) calendar days; (y) a copy of the up-to-date articles of association (Gesellschaftsvertrag) and if applicable, any by-laws; and (z) a copy of the up-to-date shareholder list (Gesellschafterliste));

(iii) this Agreement and each of the other Loan Documents signed by an Authorized Officer;

(iv) written opinions of counsel for the Loan Parties, dated the Closing Date for the benefit of the Administrative Agent and each Lender and in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(v) in respect of each UK Loan Party, a legal opinion of Jones Day, counsel to the Administrative Agent, as to matters of English law;

(vi) financial projections of the Company and its Subsidiaries for fiscal year 2025 through fiscal year 2027, in form and substance acceptable to the Administrative Agent;

(vii) evidence, in form and substance reasonably satisfactory to the Administrative Agent, that all regulatory approvals and licenses have been received with respect to, and the absence of any legal or regulatory prohibitions or restrictions to the execution of and performance under the Loan Documents by the Loan Parties;

(viii) Lien searches in acceptable scope and with results to the reasonable satisfaction of the Administrative Agent;

(ix) [reserved];

(x) a Compliance Certificate, dated as of the Closing Date (the “Closing Date Compliance Certificate”), demonstrating compliance with the covenant contained in Section 7.2.14 [Minimum Fixed Charges Coverage Ratio] and pro forma compliance with the covenant contained in Section 7.2.16 [Maximum Net Leverage Ratio], each as of December 31, 2024;

(xi) evidence that there is no litigation, investigation or proceeding before or by any arbitrator or Official Body which is continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (1) in connection with this Agreement and the other Loan Documents or (2) which could reasonably be expected to result in a Material Adverse Change;

(xii) an executed Certificate of Beneficial Ownership for each Legal Entity Customer and such other documentation and information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(xiii) any amendments to the 2010 Note Purchase Agreement and the Master Note Facility, as determined to be necessary by the Administrative Agent and in form and substance satisfactory to the Administrative Agent;

(xiv) evidence (in form and substance satisfactory to the Administrative Agent) of the termination of indebtedness under the Existing Term Loan Credit Agreement;

(xv) a copy of the organizational structure chart for the Loan Parties and their Subsidiaries, as in effect on the Closing Date; and

(xvi) [reserved]; and

(xvii) such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

6.1.2 Payment of Fees.

The Borrowers shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

Without limiting the generality of the provisions of the last paragraph of Section 9.3 [Exculpatory Provisions], for purposes of determining compliance with the conditions specified in this Section 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

6.2 Each Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations and warranties of the Loan Parties shall then be true and correct in all material respects (without duplication of any materiality qualifier contained therein) except (a) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date and (b) for purposes of this Section 6.2 [Each Loan or Letter of Credit], the representations and warranties contained in Sections 5.1.6(i) [Historical Statements] and 5.1.6(iii) [Absence of Material Adverse Change] shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements], respectively; (ii) no Event of Default or Potential Default shall have occurred and be continuing; (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders; (iv) the applicable Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be; and (v) in the case of any Loan or Letter of Credit to be denominated in an Optional Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Optional Currency) or the Issuing Lender (in the case of any Letter of Credit to be denominated in an Optional Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Optional Currency.

7 COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

7.1 Affirmative Covenants.

7.1.1 Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, partnership, limited liability company or a limited partnership with a limited liability company as general partner, as the case may be, and its license or qualification and good standing (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction) in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.2.5 [Liquidations, Mergers, Consolidations, Acquisitions] and except, in the case of good standing (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction), where such failure could not reasonably be expected to result in a Material Adverse Change.

7.1.2 Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that (i) such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (ii) the failure to pay any such liability would not constitute an Event of Default and would not reasonably be expected to result in a Material Adverse Change.

7.1.3 Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent deemed prudent by the Company’s board of directors.

7.1.4 Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties necessary to operate its business, and from time to time, such Loan Party or Subsidiary will make or cause to be made all appropriate repairs, renewals or replacements thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

7.1.5 Visitation Rights.

Subject to (x) the rights of tenants and (y) applicable health and safety laws, and except to the extent disclosure could reasonably be expected to contravene attorney client privilege or similar protection or violate any confidentiality or privacy obligation or otherwise contravene applicable Law, each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request; provided that each Lender shall provide the Borrowers and the Administrative Agent with reasonable notice prior to any visit or inspection; provided, further, that (i) absent an Event of Default, the Loan Parties shall only be required to pay for one (1) such visit and inspection in any twelve (12) month period and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours without advance notice. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.

7.1.6 Keeping of Records and Books of Account.

The Company shall, and shall cause each Subsidiary of the Company to, maintain and keep proper books of record and account which enable the Company and its Subsidiaries to issue consolidated financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Company or any Subsidiary of the Company, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.7 Compliance with Laws; Use of Proceeds.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 7.1.7 [Compliance with Laws; Use of Proceeds] if any failure to comply with any Law would not reasonably be expected to result in a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.9 [Use of Proceeds] and as permitted by applicable Law.

7.1.8 Further Assurances.

Each Loan Party shall, from time to time, at its expense, do such other acts and things as the Administrative Agent may reasonably request from time to time in order to exercise and enforce its rights and remedies hereunder.

7.1.9 Anti-Terrorism Laws.

None of the Loan Parties (i) is or shall be a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law or otherwise a Sanctioned Person, (ii) shall, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture or other Person that is, or for the benefit of a Person that is, such a Person referred to in clause (i), or engage in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law or (iii) is or shall be, directly or indirectly, engaged in any activity that would otherwise result in a violation of any Anti-Terrorism Law by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise). The Loan Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws. The undertakings in this Section 7.1.9 [Anti-Terorisim Laws] shall in no event be interpreted or applied to the extent that the obligations under this Section 7.1.9[Anti-Terorisim Laws] would violate or expose any Loan Party that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of section 2 para. 15 AWG or any of its Subsidiaries or any Lender that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of section 2 para. 15 AWG or any of its Affiliates or any director, officer, employee thereof, to any liability under an anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 AWV).

7.1.10 Keepwell.

Each Qualified ECP Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each non-Qualified ECP Loan Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection) and (b) undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in order for such Loan Party to honor its guaranty obligations under this Agreement, or other Loan Documents, in each case, in respect of Swap Obligations of a Loan Party (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 7.1.10 [Keepwell] for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.1.10 [Keepwell], or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 7.1.10 [Keepwell] shall remain in full force and effect until performance in full of the Obligations and termination of this Agreement and the other Loan Documents. The Qualified ECP Loan Parties intend that this Section 7.1.10 [Keepwell] constitutes, and this Section 7.1.10 [Keepwell] shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

7.1.11 Most Favored Lender.

(i) If at any time after the Closing Date the 2010 Note Purchase Agreement or any other agreement evidencing any Material Indebtedness shall include any financial covenant, undertaking, restriction, event of default or other provision (or any thereof shall be amended or otherwise modified) that provides for limitations on or measures of indebtedness, interest expense, fixed charges, net worth, stockholders’ equity or total assets, changes in control of the Company or transfers of interests in assets of the Company or any Subsidiary (however expressed and whether stated as a ratio, as a fixed threshold, as an event of default or otherwise) and such covenant, undertaking, restriction, event of default or provision is not contained in this Agreement or would be more beneficial to the Lenders than any analogous covenant, undertaking, restriction, event of default or provision contained in this Agreement (any such covenant, undertaking, restriction, event of default or provision, an “Additional Covenant”), then the Borrowers shall provide a Most Favored Lender Notice to the Administrative Agent. Thereupon, unless waived in writing by the Required Lenders within five (5) Business Days of receipt of such notice, such Additional Covenant (including any associated cure period) shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Additional Covenant became effective under the 2010 Note Purchase Agreement or such other agreement evidencing any Material Indebtedness, as applicable. Thereafter, upon the request of the Administrative Agent, the Borrowers shall enter into any additional agreement or amendment to this Agreement reasonably requested by the Administrative Agent evidencing any of the foregoing.

(ii) Any Additional Covenant (including any associated cure period) incorporated into this Agreement pursuant to this Section 7.1.11 [Most Favored Lender] (herein referred to as an “Incorporated Covenant”) (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such Additional Covenant (including any associated cure period) under the 2010 Note Purchase Agreement or such other agreement evidencing any Material Indebtedness, as applicable; provided that if any Potential Default or an Event of Default then exists (including in respect of such Incorporated Covenant) and the amendment of such Additional Covenant would result in such Additional Covenant being less restrictive on the Borrowers, such Incorporated Covenant shall only be deemed automatically amended at such time as no Potential Default or Event of Default then exists) and (ii) shall be deemed automatically deleted from this Agreement at such time as such Additional Covenant is deleted or otherwise removed from the 2010 Note Purchase Agreement or such other agreement evidencing any Material Indebtedness, as applicable, or the 2010 Note Purchase Agreement or such other agreement evidencing any Material Indebtedness, as applicable, shall have been terminated, all commitments thereunder cancelled and all liabilities existing thereunder paid in full (other than unasserted contingent liabilities and obligations); provided that, if a Potential Default or an Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time as no Potential Default or Event of Default then exists. Upon the request of the Borrowers, the Administrative Agent and the Lenders shall (at the Borrowers’ sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Borrowers evidencing the amendment or deletion of any such Incorporated Covenant in accordance with the terms hereof. If any Person party to the 2010 Note Purchase Agreement or such other agreement evidencing any Material Indebtedness receives any remuneration, fee or other compensation as consideration for any amendment, waiver, modification, deletion or termination of any Additional Covenant that constitutes an Incorporated Covenant hereunder, such amendment, waiver, modification, deletion or termination shall not become effective under this Agreement unless the Administrative Agent and the Lenders shall have received equivalent remuneration, fees or other compensation.

(iii) For the avoidance of doubt, all of the existing financial covenants in Section 7.2.14 [Minimum Fixed Charges Coverage Ratio] and Section 7.2.16 [Maximum Net Leverage Ratio] as of the date of this Agreement shall remain in this Agreement regardless of whether any Additional Covenants are incorporated into this Agreement. Notwithstanding anything contained in this Section 7.1.11 [Most Favored Lender], in no event shall an Incorporated Covenant amend or modify any financial covenant or other provision otherwise set forth herein (excluding any Incorporated Covenant added by operation of this Section 7.1.11 [Most Favored Lender]) to make such provision less restrictive as to the Company or any Subsidiary than the corresponding provision set forth in this Agreement, as amended from time to time (without giving effect to this Section 7.1.11 [Most Favored Lender]).

7.1.12 Certificate of Beneficial Ownership and Other Additional Information.

Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the Administrative Agent and the Lenders: (i) notice of any change in the information provided in any Certificate of Beneficial Ownership that would result in a change to the list of beneficial owners identified in such certification (and, in such case, shall provide a new Certificate of Beneficial Ownership reflecting such change), and (ii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations and the Beneficial Ownership Regulation).

7.2 Negative Covenants.

7.2.1 Indebtedness.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions, refinancings or renewals thereof); provided there is no increase in the amount thereof or other significant change in the terms thereof that would otherwise be materially less favorable to the Loan Parties and their Subsidiaries, taken as a whole (other than fees, expenses, interest accrual and premiums incurred in connection with any such refinancing);

(iii) Indebtedness under the 2010 Note Purchase Agreement and the Notes (as defined in the 2010 Note Purchase Agreement (other than the Shelf Notes (as defined in the 2010 Note Purchase Agreement))) in an aggregate principal amount not to exceed the principal amount outstanding on the Closing Date (but not including the Private Shelf Facility in the 2010 Note Purchase Agreement) and the 2010 Note Purchase Agreement Guarantees, as the same may be extended, renewed or refinanced;

(iv) Indebtedness of a Domestic Loan Party to another Domestic Loan Party which is subordinated pursuant to the Intercompany Subordination Agreement;

(v) Indebtedness of a Domestic Loan Party to a Foreign Borrower or any Excluded Subsidiary, provided such Indebtedness to Foreign Borrowers and Excluded Subsidiaries does not exceed $300,000,000.00 in the aggregate for all such Indebtedness to all such Foreign Borrowers and Excluded Subsidiaries at any time outstanding;

(vi) Indebtedness incurred with respect to Purchase Money Security Interests and Capital Leases;

(vii) Any (a) Currency Agreement, (b) Lender Provided Interest Rate Hedge or Lender Provided Commodity Hedge, (c) Interest Rate Hedge approved by the Administrative Agent or (d) Indebtedness under any Other Lender Provided Financial Services Product; provided, however, the Loan Parties and their Subsidiaries shall enter into any Currency Agreement, Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or any other Interest Rate Hedge only for hedging (rather than speculative) purposes;

(viii) Indebtedness of a Foreign Borrower or an Excluded Subsidiary to a Foreign Borrower or an Excluded Subsidiary;

(ix) Guaranties permitted by Section 7.2.3 [Guaranties] and transactions permitted by Section 7.2.4 [Loans and Investments];

(x) [Reserved];

(xi) Any Indebtedness not otherwise permitted in items (i) through (x) above which does not exceed $20,000,000.00 in the aggregate at any time outstanding; provided that the documentation relating to such Indebtedness does not result in covenants materially more restrictive, taken as a whole, on the Loan Parties than those set forth in the Loan Documents and provided further that such Indebtedness shall only be permitted to be secured as and to the extent permitted under clause (xiii) under the definition of “Permitted Liens” in Section 1.1 [Certain Definitions]; and

(xii) Any unsecured Indebtedness not otherwise permitted in items (i) through (xi) above so long as at the time incurred and immediately after giving effect thereto, (a) the Company is in compliance with Section 7.2.16 [Maximum Net Leverage Ratio] on a pro forma basis, and (b) to the extent any “priority debt” limitation in the 2010 Note Purchase Agreement or in any other agreement evidencing any Material Indebtedness remains in effect, the amount of outstanding Priority Indebtedness (as defined in the 2010 Note Purchase Agreement or any comparable defined term under any other agreement evidencing any Material Indebtedness) does not exceed the limitation set forth in the 2010 Note Purchase Agreement or in any other agreement evidencing any Material Indebtedness; provided that the documentation relating to such Indebtedness does not result in covenants materially more restrictive, taken as a whole, on the Loan Parties than those set forth in the Loan Documents.

7.2.2 Liens.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens. Notwithstanding the foregoing, no Loan Party shall, and no Loan Party shall permit any Subsidiary to, (i) grant any Liens securing Indebtedness outstanding under or pursuant to (x) the 2010 Note Purchase Agreement or (y) any other agreement evidencing any Material Indebtedness, in each case, unless and until the Obligations shall be substantially concurrently secured equally and ratably with such Indebtedness pursuant to documentation in form and substance satisfactory to the Administrative Agent, or (ii) [reserved].

7.2.3 Guaranties.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of Indebtedness of the Loan Parties and their respective Subsidiaries permitted under Section 7.2.1 [Indebtedness], (ii) Guaranties that are in existence on the Closing Date and set forth on Schedule 7.2.3 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.2.3), (iii) Guaranties of obligations that do not constitute Indebtedness of (A) Domestic Loan Parties and (B) Foreign Borrowers, and (iv) any unsecured Guaranty (including, but not limited to, Guarantees of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business) not otherwise permitted in items (i) through (iii) above which does not exceed $50,000,000.00 in the aggregate at any time outstanding.

7.2.4 Loans and Investments.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i) trade credit extended on usual and customary terms in the ordinary course of business;

(ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii) Permitted Investments;

(iv) loans, advances and investments in Domestic Loan Parties;

(v) Permitted Acquisitions;

(vi) loans, advances and investments by Foreign Borrowers and Excluded Subsidiaries in other Foreign Borrowers and Excluded Subsidiaries;

(vii) transactions permitted under Section 7.2.1 [Indebtedness];

(viii) [reserved]; and

(ix) loans, advances and investments not otherwise permitted in items (i) through (viii) above in Foreign Borrowers, Excluded Subsidiaries and Joint Ventures in an amount, measured at the time any such loan, advance or investment is made, which shall not exceed, together with any Asset Disposition described in clause (a)(iii) of the definition thereof, $750,000,000.00 in the aggregate at any one time outstanding (which amount shall be calculated net of any Asset Disposition from a Foreign Borrower or Foreign Subsidiary to the US Borrower or a Domestic Subsidiary).

7.2.5 Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person; provided that

(i) any Loan Party other than a Borrower may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties, provided that a Domestic Loan Party may consolidate or merge only into another Domestic Loan Party, a UK Loan Party may only merge or consolidate into another UK Loan Party, a Dutch Loan Party may only consolidate or merge into another Dutch Loan Party, a German Loan Party may only consolidate or merge into another German Loan Party and a Designated Foreign Borrower may only merge or consolidate into another Loan Party having the same jurisdiction of organization or incorporation as such Designated Foreign Borrower;

(ii) any Loan Party or any Subsidiary of a Loan Party may acquire, whether by purchase or by merger, (A) all or substantially all of the ownership interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that, each of the following requirements is met:

(A) if a Loan Party is acquiring the ownership interests in such Person, such Person shall, unless not required by Section 7.2.8 [Subsidiaries, Partnerships and Joint Ventures], execute a Guarantor Joinder and such other documents required by Section 10.13 [Joinder of Guarantors] and join this Agreement as a Guarantor pursuant to Section 10.13 [Joinder of Guarantors] within thirty (30) days after the date of such Permitted Acquisition (or such later date as agreed to by the Administrative Agent in its reasonable discretion);

(B) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; and

(C) in the case of a merger or consolidation involving a Loan Party, a Loan Party shall be the continuing and surviving entity; and

(iii) (A) any Excluded Subsidiary may dissolve, liquidate and/or wind-up its affairs so long as any remaining assets are transferred to another Excluded Subsidiary or a Loan Party and (B) any Guarantor may dissolve, liquidate and/or wind-up its affairs so long as any remaining assets of such Guarantor are transferred to another Loan Party; provided that, in each case, the Company determines in good faith that such dissolution, liquidation and/or wind-up is in the best interests of the Company and its Subsidiaries and is not disadvantageous to the Administrative Agent or any Lender in any material respect.

7.2.6 Dispositions of Assets or Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to make any Asset Disposition, except (i) dispositions of accounts receivable and rights related thereto in connection with a Permitted AR Sale and (ii) other Asset Dispositions where the Disposition Value of the property subject to such Asset Disposition, together with the aggregate Disposition Value of all property of the Company and its Subsidiaries that was subject of an Asset Disposition during the then current fiscal year of the Company, would not exceed ten percent (10.00%) of Consolidated Net Tangible Assets determined as of the end of the then most recently ended fiscal year of the Company; provided that in the case of the foregoing clauses (i) and (ii), immediately after giving effect to such Asset Disposition, no Event of Default or Potential Default would exist.

7.2.7 Affiliate Transactions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless (a) such transaction involves the provision of corporate services by MSAW to the Company and its Subsidiaries, (b) such transaction is solely between Loan Parties or (c) such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arms-length terms and conditions which are fully disclosed to the Administrative Agent and is in accordance with all applicable Law.

7.2.8 Subsidiaries, Partnerships and Joint Ventures.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries, other than (i) any Subsidiary which has joined this Agreement as a Guarantor on the Closing Date, (ii) any Excluded Subsidiary as of the Closing Date; (iii) any Domestic Subsidiary created, acquired or otherwise formed after the Closing Date in compliance with this Agreement (including, without limitation, Section 7.2.4 [Loans and Investments]) so long as either (A) such Domestic Subsidiary joins this Agreement as a Guarantor pursuant to Section 10.13 [Joinder of Guarantors], or (B) such Domestic Subsidiary is listed as an Excluded Subsidiary on Schedule 1.1(S) pursuant to an update to such schedule delivered by the Borrowers to the Administrative Agent within forty-five (45) days after the creation, acquisition or formation of such Domestic Subsidiary (or such later date as consented to by the Administrative Agent in its reasonable discretion) and approved by the Administrative Agent; provided that, at the time such schedule update is delivered and after giving effect thereto, Domestic Subsidiaries which are Excluded Subsidiaries cannot exceed, in the aggregate for all such Subsidiaries, as of the most recent fiscal quarter of the Company, for the period of four (4) consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 7.3.2 [Annual Financial Statements] or Section 7.3.1 [Quarterly Financial Statements] (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 7.3.2 [Annual Financial Statements] or Section 7.3.1 [Quarterly Financial Statements], the most recent financial statements referred to in Section 5.1.6(i) [Historical Statements]), (a) greater than ten percent (10.00%) of Consolidated EBITDA for such period or (b) greater than ten percent (10.00%) of Consolidated Total Assets as of such date, and (iv) any Foreign Subsidiary created, acquired or otherwise formed after the Closing Date in compliance with this Agreement (including, without limitation, Section 7.2.4 [Loans and Investments]). Except as permitted pursuant to Section 7.2.4 [Loans and Investments] hereof, each of the Loan Parties shall not become or agree to become a party to a Joint Venture.

7.2.9 Continuation of or Change in Business.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the development, manufacturing, sales and administration of safety products and related items, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year and businesses substantially related, incidental or ancillary thereto.

7.2.10 Fiscal Year.

The Company shall not, and shall not permit any Subsidiary of the Company to, change its fiscal year from the twelve month period beginning January 1 and ending December 31.

7.2.11 COMI.

With respect to each Loan Party subject to the European Insolvency Regulation, such Loan Party shall not knowingly, without the prior written consent of the Administrative Agent, change its centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation) or its place of central administration unless it is changing to a centre of main interest and place of central administration located in the same country as the original centre of interest.

7.2.12 Changes in Organizational Documents.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate or articles of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in the event such change would be materially adverse to the Lenders, without obtaining the prior written consent of the Required Lenders; provided, however, that the Loan Parties may permit any of its Subsidiaries to amend in any respect its certificate or articles of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents if such amendment is required to effectuate a Permitted Acquisition (provided such Subsidiary shall remain wholly-owned by the Company).

7.2.13 [Reserved].

7.2.14 Minimum Fixed Charges Coverage Ratio.

The Loan Parties shall not permit the Fixed Charges Coverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) consecutive fiscal quarters then ended, to be less than 1.50 to 1.00.

7.2.15 [Reserved].

7.2.16 Maximum Net Leverage Ratio.

The Loan Parties shall not permit the Net Leverage Ratio calculated as of the end of each fiscal quarter for the period equal to the four (4) consecutive fiscal quarters then ended, to be greater than 3.50 to 1.00; provided that during any Acquisition Period, as applicable, the ratio of 3.50 to 1.00 shall be increased to 4.00 to 1.00 (stepping down to 3.50 to 1.00 as of the last day of the first fiscal quarter ending after the Acquisition Period).

7.2.17 [Reserved].

7.2.18 Amendment, Etc. of Indebtedness.

Each of the Loan Parties covenants and agrees that it shall not amend, modify or change in any manner any term or condition of (A) any Indebtedness, including, but not limited to the 2010 Note Purchase Agreement or any agreement evidencing any Material Indebtedness, except for (a) any refinancing, refunding, renewal or extension thereof permitted by Section 7.2.1 [Indebtedness] or (b) changes and amendments which (i) do not materially and adversely affect the rights and privileges or the interests of the Administrative Agent or any of the Lenders under the Loan Documents and (ii) are not materially more restrictive on the Loan Parties, taken as a whole, than those set forth in this Agreement or (B) the MSA Membership Interest Purchase Agreement, except for changes and amendments which (a) do not materially and adversely affect the rights and privileges or the interests of the Administrative Agent or any of the Lenders under the Loan Documents and (b) are not materially more restrictive on the Loan Parties or materially impair any of the rights or remedies of the Loan Parties thereunder; provided that, without limiting the foregoing, any amendment, modification or other change to Sections 4.2, 4.4, 4.6, 4.11 or 5 of the MSA Membership Interest Purchase Agreement shall require the consent of the Required Lenders hereunder.

7.2.19 Anti-Terrorism Laws; Outbound Investment Rule.

(i) No Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (D) use or request any Loan or Letter of Credit to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws, (v) the Company shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event and (vi) no use of proceeds of any Loan will violate or result in the violation of any Sanctions or other Anti-Terrorism Laws applicable to any party hereto.

(ii) Each of the Covered Entities will not (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any Covered Entity were a U.S. Person or (iii) any other activity that would cause the Administrative Agent and the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent and the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

7.3 Reporting Requirements.

The Company will furnish or cause to be furnished to the Administrative Agent (and the Administrative Agent shall provide to each of the Lenders):

7.3.1 Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three (3) fiscal quarters in each fiscal year, financial statements of the Company, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of the Company as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

7.3.2 Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, financial statements of the Company consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by Pricewaterhouse Coopers LLP or such other firm of independent certified public accountants of nationally recognized standing selected by the Company and reasonably satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur, and provided that to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

7.3.3 Certificate of the Company.

7.3.3.1 Within fifteen (15) days after the delivery of the financial statements of the Company to the Administrative Agent and to the Lenders pursuant to Section 7.3.1 [Quarterly Financial Statements] and concurrently with the financial statements of the Company furnished to the Administrative Agent and to the Lenders pursuant to Section 7.3.2 [Annual Financial Statements], beginning with the financial statements delivered pursuant to Section 7.3.1 [Quarterly Financial Statements] for the period ending June 30, 2025, a certificate (each a “Compliance Certificate”) of the Company signed by an Authorized Officer of the Company, in substantially the form of Exhibit 7.3.3(1).

7.3.3.2 [Reserved].

7.3.4 Notices.

7.3.4.1 Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

7.3.4.2 Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which, involve a claim or series of claims which could reasonably be expected to result in a Material Adverse Change.

7.3.4.3 Notices Regarding MSA Membership Interest Purchase Agreement. Promptly and in any event within five (5) days after an Authorized Officer of any Loan Party becoming aware of (i) any indemnification claim under Section 5.2 of the MSA Membership Interest Purchase Agreement involving an amount in excess of $10,000,000.00, (ii) any material breach or violation of the MSA Membership Interest Purchase Agreement, or (iii) any written amendment, supplement or other modification to any provision of the MSA

Membership Interest Purchase Agreement, a written notice specifying (x) in the case of clauses (i) and (ii) above, the nature of any such indemnification claim, breach or violation under or in respect of the MSA Membership Interest Purchase Agreement, the amount of any such indemnification claim, the period of existence of any such breach or violation, and what action the U.S. Borrower is taking or proposes to take with respect thereto, and (y) in the case of clause (iii) above, a copy of any such amendment, supplement or other modification to the MSA Membership Interest Purchase Agreement.

7.3.4.4 Erroneous Financial Information. Promptly in the event that the Company or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

7.3.4.5 ERISA Event or Foreign Benefit Event. Promptly upon the occurrence of any ERISA Event or Foreign Benefit Event.

7.3.4.6 Other Reports. Promptly upon their becoming available to the Company:

(i) Annual Budget. The annual budget and any forecasts or projections of the Company, to be supplied not later than March 1 of the fiscal year to which any of the foregoing may be applicable;

(ii) SEC Reports; Shareholder Communications. Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Company with the Securities and Exchange Commission and not posted to the EDGAR website; and

(iii) Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.

7.3.4.7 Electronic Delivery. Documents required to be delivered pursuant to Section 7.3.1 [Quarterly Financial Statements], Section 7.3.2 [Annual Financial Statements] and Section 7.3.4.6 [Other Reports] may be delivered electronically and, if so delivered (to the extent that the Company is required to file Annual Reports or Quarterly Reports with the Securities and Exchange Commission), shall be deemed to have been delivered on the date on which such documents are filed for public availability on the EDGAR website; provided that the Company shall (i) notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents, and (ii) provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything to the contrary contained herein, in every instance the Company shall be required to provide hard copies (which may be in .pdf format) of the Compliance Certificate required by Section 7.3.3 [Certificate of the Company] to the Administrative Agent.

7.3.5 IFRS Reconciliations.

Following the Company’s election to use IFRS in preparing the financial statements referred to herein, (i) concurrently with any delivery of financial statements under Section 7.3.1 [Quarterly Financial Statements] or Section 7.3.2 [Annual Financial Statements] hereof, deliver a reconciliation between such statements prepared using IFRS and GAAP and (ii) if requested by the Required Lenders, provide financial statements under Section 7.3.1 [Quarterly Financial Statements] and/or Section 7.3.2 [Annual Financial Statements] hereof, prepared in accordance with both IFRS and GAAP.

8 DEFAULT

8.1 Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1 Payments Under Loan Documents.

The Borrowers shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit or Obligation or any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation on the date which such principal or interest becomes due in accordance with the terms hereof or (ii) any other amount owing hereunder or under the other Loan Documents on the date on which such other amount becomes due in accordance with the terms hereof or thereof and such failure continues for five (5) days;

8.1.2 Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

8.1.3 Breach of Negative Covenants, Reporting Requirements, Visitation Rights or Anti-Terrorism Laws.

Any of the Loan Parties shall default in the observance or performance of any (i) covenant contained in Section 7.1.5 [Visitation Rights], Section 7.1.9 [Anti-Terrorism Laws] or Section 7.2 [Negative Covenants], (ii) any Additional Covenant incorporated into this Agreement pursuant to Section 7.1.11 [Most Favored Lender] and such default is not remedied prior to the expiration of the associated cure period for such Additional Covenant or (iii) any covenant contained in Section 7.3 [Reporting Requirements] (other than Sections 7.3.3.2 and 7.3.4.6) and such default shall continue unremedied for a period of ten (10) days;

8.1.4 Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days;

8.1.5 [Reserved].

8.1.6 Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under: (a) the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $25,000,000.00 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend, or (b) any Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or Lender Provided Foreign Currency Agreement;

8.1.7 Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of $25,000,000.00 in the aggregate in excess of any valid and binding third party insurance coverage not in dispute shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

8.1.8 Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;

8.1.9 Proceedings Against Assets.

Any of the Loan Parties’ or any of their Material Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;

8.1.10 Events Relating to Plans and Benefit Arrangements.

(i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC which could reasonably be expected to result in a Material Adverse Change, (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which could reasonably be expected to result in a Material Adverse Change or (iii) with respect to any Foreign Plan, one or more Foreign Benefit Events occur that individually or in the aggregate results or could reasonably be expected to result in a Material Adverse Change;

8.1.11 Change of Control.

Any Person or group of Persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) fifty percent (50.00%) or more of the issued and outstanding voting capital stock of the Company; or

8.1.12 Relief Proceedings.

(i) A Relief Proceeding shall have been instituted against any Loan Party or Material Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of (including consenting to), a Relief Proceeding, (iii) the Loan Parties, taken as a whole, cease to be Solvent or any Loan Party or any Subsidiary of a Loan Party admits in writing its inability to pay its debts as they mature or ceases operation of its present business, (iv) in respect of any Dutch Loan Party, the occurrence of any bankruptcy (faillissement), suspension of payments (surseance van betaling), administration (onderbewindstelling), dissolution (ontbinding) and any other event whereby the relevant company is limited in the right to dispose of its assets; or (v) in respect of any German Loan Party, the occurrence of any filing for insolvency proceedings (Antrag auf Eröffnung eines Insolvenzverfahrens) by such German Loan Party, over-indebtedness (Überschuldung) within the meaning of section 19 InsO, illiquidity (Zahlungsunfähigkeit) within the meaning of section 17 InsO, or the rejection of the institution of insolvency proceedings pursuant to section 26 InsO (Abweisung mangels Masse) by the competent court as well as the offer for acceptance of a restructuring plan by a German Loan Party pursuant to section 17 StaRUG, the petition by a German Loan Party for any measures or instruments specified in section 29 StaRUG, or the petition by a German Loan Party for a stabilization order (Stabilisierungsanordnung) pursuant to section 49 StaRUG.

8.2 Consequences of Event of Default.

8.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 8.1.1 [Payments Under Loan Documents] through and including Section 8.1.11 [Change of Control] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrowers, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the US Borrower to, and the US Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations, an amount equal to one hundred five percent (105.00%) of the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the US Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

8.2.2 Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 8.1.12 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 4.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section 8.2 [Consequences of Event of Default] are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

8.2.4 Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of the Loans pursuant to any of the foregoing provisions of this Section 8.2 [Consequences of Event of Default], the Administrative Agent, on behalf of the Lenders, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent; and

8.2.5 Application of Proceeds.

From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2 [Consequences of Event of Default] and until Payment In Full, any and all proceeds received by the Administrative Agent from the exercise of any remedy by the Administrative Agent, shall, subject to applicable laws, be applied as follows:

(i) first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with the collection of any Obligations of any of the Loan Parties under any of the Loan Documents;

(ii) second, (x) to the repayment of all Obligations then due and unpaid of the Loan Parties to the Lenders or their Affiliates incurred under this Agreement or any of the other Loan Documents or agreements evidencing any Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge, Lender Provided Foreign Currency Agreement, or Other Lender Provided Financial Service Product, whether of principal, interest, fees, expenses or otherwise and (y) to Cash Collateralize the Letter of Credit Obligations, in such manner as the Administrative Agent may determine in its discretion; and

(iii) the balance, if any, as required by Law.

Notwithstanding the foregoing, amounts received from any Loan Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to any Lender providing a Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or Lender Provided Foreign Currency Agreement (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this sentence, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to this Section 8.2.5 [Application of Proceeds] from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in above paragraphs of this Section 8.2.5 [Application of Proceeds] by Lenders providing Lender Provided Interest Rate Hedges, Lender Provided Commodity Hedge or Lender Provided Foreign Currency Agreement that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to the above paragraphs of this Section 8.2.5 [Application of Proceeds]).

9 THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1 [Modifications, Amendments or Waivers] and Section 8.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Company, or any other Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 6 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 9 [The Administrative Agent] shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. As between the Administrative Agent and the Lenders, the Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrowers (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.6 [Resignation of Administrative Agent]. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.6 [Resignation of Administrative Agent]). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 [The Administrative Agent] and Section 10.3 [Expenses; Indemnity; Waiver; Limitation of Liabilities] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 9.6 [Resignation of Administrative Agent], PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement reasonably satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

9.7 Non-Reliance on Administrative Agent and Other Lenders; Acknowledgments.

9.7.1 Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or Issuing Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing such other facilities.

9.7.2 Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise), individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.7.2 [Non-Reliance on Administrative Agent and Other Lenders; Acknowledgments] shall be conclusive, absent manifest error.

9.7.3 Without limiting Section 9.7.2 [Non-Reliance on Administrative Agent and Other Lenders; Acknowledgments], each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (i) that is in an amount different than (other than a de minimis difference), or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), or (ii) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice that, in each such case, an error has been made with respect to such Erroneous Payment. Each Lender further agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) that was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

9.7.4 Each Borrower and each other Loan Party hereby agree that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party. Notwithstanding anything to the contrary in this Agreement, no Loan Party shall have any liability for losses, claims, damages, liabilities and expenses arising out of, resulting from or in connection with any such actions or inactions of any such Erroneous Payment recipient in respect of any Erroneous Payment.

9.7.5 Each party’s obligations under this Section 9.7 [Non-Reliance on Administrative Agent and Other Lenders; Acknowledgments] shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

9.8 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, the lead arranger and syndication agent, to the extent applicable, listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

9.9 Administrative Agent’s Fee.

The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Company and Administrative Agent, as amended from time to time, which Administrative Agent’s Letter supersedes the Administrative Agent’s Letter (as defined in the Existing Credit Agreement).

9.10 Authorization to Release Guarantors.

The Lenders authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty Agreement if (i) such Guarantor is dissolved or (ii) the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties, in each case in a transaction permitted under Section 7.2.6 [Disposition of Assets or Subsidiaries] or Section 7.2.5 [Liquidations, Mergers, Consolidations, Acquisitions].

9.11 No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

9.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any lead arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any lead arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent or any lead arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

9.13 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.3.2 [Letter of Credit Fees] and 10.3 [Expenses; Indemnity; Waiver; Limitation of Liabilities]) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3 [Expenses; Indemnity; Waiver; Limitation of Liabilities].

9.14 Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Agreements and Other Lender Provided Financial Service Products.

Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.2.5 [Application of Proceeds], the Guaranty Agreements by virtue of the provisions hereof or of the Guaranty Agreements or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Agreement and/or Other Lender Provided Financial Service Products unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

10 MISCELLANEOUS

10.1 Modifications, Amendments or Waivers.

With the written consent of the Required Lenders (or as expressly contemplated by Section 2.6 [Increase in Revolving Credit Commitments]), the Administrative Agent, acting on behalf of all the Lenders, and the Borrowers, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided that no such agreement, waiver or consent may be made which will:

10.1.1 Increase of Commitment.

Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;

10.1.2 Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment.

Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender without the consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to (i) amend any provision of Section 3.3 [Interest After Default] or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees as set forth in Section 3.3 [Interest After Default], or (ii) change the manner of computation of any financial ratio (including, in each case, any change in any applicable defined term) used in determining the Applicable Commercial Letter of Credit Fee Rate, the Applicable Commitment Fee Rate, the Applicable Margin or the Applicable Standby Letter of Credit Fee Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder.

10.1.3 Release of Guarantor or Borrower.

Except as contemplated by Section 9.10 [Authorization to Release Guarantors], release any Guarantor (or all or substantially all of the value of the Guaranty of any Guarantor) or any Borrower from its Obligations under the Guaranty Agreement or this Agreement without the consent of all Lenders (other than any Defaulting Lender).

10.1.4 Miscellaneous.

Amend Section 4.2 [Pro Rata Treatment of Lenders], Section 4.3 [Sharing of Payments by Lenders], Section 8.2.5 [Application of Proceeds], Section 9.3 [Exculpatory Provisions, Etc.] or this Section 10.1 [Modification, Amendments or Waivers], alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than any Defaulting Lender);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 10.1.1 [Increase of Commitment] through 10.1.4 [Miscellaneous] above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 4.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company, on behalf of the Loan Parties, and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that such Lenders object to such amendment.

10.2 No Implied Waivers; Cumulative Remedies.

No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

10.3 Expenses; Indemnity; Waiver; Limitation of Liabilities.

10.3.1 Costs and Expenses.

The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one (1) counsel for the Administrative Agent and one (1) local counsel in each relevant jurisdiction) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3 [Expenses, Indemnity, Waiver; Limitation of Liabilities], or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) subject to Section 7.1.5 [Visitation Rights], all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

10.3.2 Indemnification by the Borrowers.

The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of any Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party or any of their respective Subsidiaries or Affiliates, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if a Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely among such Indemnitees that do not involve any act or omission by any Borrower or any of its Subsidiaries or Affiliates and which are not claims against PNC or its Affiliates, solely in its capacity as Administrative Agent. To the extent an Indemnitee is legally permitted to do so, such Indemnitee shall provide the Borrowers with prompt notice of any such claim, investigation, litigation or proceeding. This Section 10.3.2 [Indemnification by the Borrowers] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. For the avoidance of doubt, the Borrowers’ indemnity and contribution obligations, as set forth in this Section 10.3.2 [Indemnification by the Borrowers], will apply in respect of any special, indirect, consequential or punitive damages that may be awarded against any Indemnitee in connection with a claim by a third party.

10.3.3 Reimbursement by Lenders.

To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Sections 10.3.1 [Costs and Expenses] or 10.3.2 [Indemnification by the Borrowers] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

10.3.4 Waiver of Consequential Damages, Etc.; Limitation of Liability.

To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. None of the Administrative Agent (or any sub-agent thereof), any Lender or the Issuing Lender, or any Related Party of any of the foregoing Persons shall be liable for (a) any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, or (b) any other loss, claim, damage, liability, cost or expense arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof, except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Person.

10.3.5 Payments.

All amounts due under this Section 10.3 [Expenses, Indemnity; Waiver; Limitation of Liabilities] shall be payable not later than thirty (30) days after demand therefor.

10.3.6 Bifurcation of Obligations.

For the avoidance of doubt, the parties hereto acknowledge and agree that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, and notwithstanding that certain Loan Parties which are “United States persons” under and as defined in Section 770l(a)(30) of the Code (“US Loan Parties”) are Guarantors or are liable with respect to the Obligations of Loan Parties which are not “United States persons” under and as defined in Section 770l(a)(30) of the Code (“Non-US Loan Parties”), the Obligations of the Non-US Loan Parties under this Agreement or any of the other Loan Documents shall be separate and distinct from the Obligations of any US Loan Party and shall be expressly limited to the Obligations of the Non-US Loan Parties. In furtherance of the foregoing, each of the parties hereto acknowledges and agrees that (a) the liability of any Non-US Loan Party for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Obligations of the US Borrower and any other US Loan Party and (b) the Non-US Loan Parties shall not guarantee any Obligations of any US Loan Party.

10.4 Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5 Notices; Effectiveness; Electronic Communication.

10.5.1 Notices Generally.

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.5.2 [Electronic Communications], shall be effective as provided in said Section 10.5.2.

10.5.2 Electronic Communications.

Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.5.3 Change of Address, Etc.

Any party hereto may change its e-mail address, address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.6 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7 Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments] and Section 10.3 [Expenses; Indemnity; Waiver; Limitation of Liabilities], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

10.8 Successors and Assigns.

10.8.1 Successors and Assigns Generally.

The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any other attempted assignment or transfer by any Borrower or any other Loan Party shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 10.8.4 [Participations] or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.8.2 Assignments by Lenders.

Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (i)(A) of this Section 10.8.2 [Assignments by Lenders], the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000.00, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500.00 (provided that no such fee shall be payable in connection with an assignment from a Lender to an Affiliate of such Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v) No Assignment to Borrowers. No such assignment shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.4 [Unascertainable, Etc.], Section 4.8 [Increased Costs], and Section 10.3 [Expenses, Indemnity; Waiver; Limitation of Liabilities] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.8.2 [Assignments by Lenders] shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.8.4 [Participations].

10.8.3 Register.

The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

10.8.4 Participations.

Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Section 10.1.1 [Increase of Commitment], Section 10.1.2 [Extension of Payment, Etc.] or Section 10.1.3 [Release of Guarantor] that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Section 3.4 [Unascertainable, Etc.], Section 4.8 [Increased Costs], Section 4.10 [Indemnity], Section 4.9 [US Taxes] (subject to the requirements and limitations therein, including the requirements under Section 4.9.7 [Status of Lenders] (it being understood that the documentation required under Section 4.9.7 [Status of Lenders] shall be delivered to the participating Lender)) and Section 4.14 [UK, Dutch and German Taxes] to the same extent (and subject to the same requirements and limitations therein) as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 4.6.2 [Replacement of a Lender] and Section 4.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 10.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Section 4.8 [Increased Costs], Section 4.9 [US Taxes] or Section 4.14 [UK, Dutch and German Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.6.2 [Replacement of a Lender] and Section 4.6.3 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 4.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

10.8.5 [Reserved].

10.8.6 Certain Pledges; Successors and Assigns Generally.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.9 Confidentiality.

10.9.1 General.

Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.9 [Confidentiality], to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section 10.9 [Confidentiality] or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower or other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section 10.9 [Confidentiality] shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section 10.9 [Confidentiality] shall prohibit any Person from voluntarily disclosing or providing any information within the scope of such confidentiality provisions to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in such confidentiality provisions shall be prohibited by the laws or regulations applicable to such Regulatory Authority that are applicable to such person.

10.9.2 Sharing Information with Affiliates of the Lenders.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to any Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 10.9.1 [General].

10.10 Counterparts; Integration; Effectiveness.

10.10.1 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 6 [Conditions of Lending and Issuance of Letters of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by electronic means or electronic transmission (e.g., “pdf” or “tif”) shall be as effective as delivery of an original manually executed counterpart of this Agreement. This Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The parties hereto consent to the use of electronic signatures and records with respect to this Agreement and the other Loan Documents.

10.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

10.11.1 Governing Law.

This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles. Each Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each Commercial Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the Commonwealth of Pennsylvania without regard to is conflict of laws principles.

10.11.2 SUBMISSION TO JURISDICTION.

EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10.11.3 WAIVER OF VENUE.

EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.11 [CHOICE OF LAW, ETC.]. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

10.11.4 SERVICE OF PROCESS.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.11.4 [SERVICE OF PROCESS] AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, EACH OF THE OTHER BORROWERS APPOINTS AND EMPOWERS THE US BORROWER (AND THE US BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT) AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF

FOR ANY REASON THE US BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OF THE OTHER BORROWERS AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN PENNSYLVANIA ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

10.11.5 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11 [CHOICE OF LAW, ETC.].

10.12 USA Patriot Act Notice.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

10.13 Joinder of Guarantors.

Any Subsidiary of any Loan Party which is required to join this Agreement as a Guarantor pursuant to Section 7.2.8 [Subsidiaries, Partnerships and Joint Ventures] and which has not yet done so shall execute and deliver to the Administrative Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (ii) documents in the forms described in Section 6.1 [First Loans and Letters of Credit] modified as appropriate to relate to such Subsidiary. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Administrative Agent within forty-five (45) days after the date of (x) with respect to any Subsidiary acquired after the Closing Date, the consummation of such acquisition, or (y) with respect to any other Subsidiary, (a)the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, (b) the filing of its certificate of limited partnership if it is a limited partnership or (c) if it is an entity other than a limited partnership or corporation, its organization, or such later date as consented to by the Administrative Agent in its reasonable discretion.

10.14 Amendment and Restatement.

This Agreement amends and restates in its entirety the Existing Credit Agreement. All references to the “Agreement” contained in the Loan Documents delivered in connection with the Existing Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Obligations of the Borrowers and the other Loan Parties outstanding as of the Closing Date under the Existing Credit Agreement and the Loan Documents as defined and entered into in conjunction with the Existing Credit Agreement shall remain outstanding and shall constitute continuing Obligations without novation, but subject to any changes in the provisions governing the same under this Agreement and the other Loan Documents as defined in this Agreement. Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations.

10.15 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate and (C) the Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that they may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.17 Acknowledgment Regarding any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the

Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.17 [Acknowledgment Regarding any Supported QFCs], the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.18 Payment of Debt; Joint and Several Obligations.

(a) General. The Borrowers shall be jointly and severally liable for the Obligations under this Agreement and each of the other Loan Documents. Without limiting the generality of the foregoing, each of the Borrowers hereby acknowledges and jointly and severally agrees that any and all actions, inactions or omissions by any one or more, or all, of the Borrowers in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents are the obligations, and inure to and are binding upon, each and all of the Borrowers, jointly and severally. Each Loan allocated to any Borrower shall be for the benefit of all of the Borrowers.

(b) Certain Waivers. Notice of the acceptance of this Agreement and the other Loan Documents, and of the incurrence of any of the Obligations, and presentment, demand for payment, notice of dishonor, protest, notice of protest and of default by any Borrower are hereby waived by each Borrower. Each Borrower hereby jointly and severally agrees that (a) any or all Obligations may be enforced directly against such Borrower independently of and without proceeding against any other Borrower and/or any other Loan Party and (b) the Administrative Agent may from time to time, in its sole and absolute discretion (as more fully permitted herein and in the other Loan Documents) and without notice to or consent of such Borrower and without releasing such Borrower from its liability for any of the Obligations, (i) release and otherwise deal with any other Borrower and/or any other Loan Party, (ii) exercise or refrain from exercising any rights against any other Borrower and/or any other Loan Party and otherwise act or refrain from acting with respect to any other Borrower and/or any other Loan Party and/or (iii) settle or compromise any or all of the Obligations with any other Borrower.

(c) No Subrogation, Etc. No Borrower shall have any right of subrogation, reimbursement, contribution or indemnity whatsoever with respect to any other Borrower and/or any other Loan Party or any right of recourse to or with respect to any property of any other Borrower and/or any other Loan Party unless and until (a) all of the Obligations shall have been fully, finally and indefeasibly paid in cash, (b) all of the financing arrangements and commitments between each Borrower, on the one hand, and each of the Administrative Agent and/or any Lender, on the other hand, shall have been terminated, (c) no Letters of Credit shall remain outstanding (unless Cash Collateralized in an amount equal to one hundred five percent (105.00%) of the face amount of such Letters of Credit issued and outstanding at such time), (d) no Lender Provided Interest Rate Hedge or Lender Provided Foreign Currency Agreement remains outstanding and (e) this Agreement has expired or been terminated in accordance with its terms.

(d) No Impairment. No invalidity, irregularity or unenforceability of the liability of any Borrower for or with respect to any or all Obligations shall affect, impair or be a defense to the liability of any other Borrower for or with respect to such Obligations. No invalidity, irregularity or unenforceability of any Guaranty Agreement of any or all of the Obligations shall affect, impair or be a defense to the obligations of any Borrower for or with respect to such Obligations. The liability of the Borrowers for or with respect to the Obligations shall in no way be affected or impaired by any acceptance by any of the Administrative Agent or any Lender of any Guaranty Agreement of such Obligations, or by any failure, neglect or omission on the part of any of the Administrative Agent or any Lender to realize upon or protect any of such Obligations or Guaranty Agreement thereof. No act of commission or omission of any kind by any of the Administrative Agent or any Lender (including, without limitation, any act or omission which impairs, reduces the value of or releases any Guaranty of any of the Obligations) shall affect or impair the liability of any Borrower with respect to such Obligations in any manner.

(e) Waiver of Marshalling, Etc. Each Borrower hereby waives any right to require any of the Administrative Agent or any Lender to (i) proceed against any other Borrower, any other Loan Party and/or any other Person, (ii) [reserved], (iii) [reserved], (iv) take any action or pursue any other remedy in the Administrative Agent’s or such Lender’s power and/or (v) make any presentment or demand for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor with respect to any of the Obligations or in connection with any obligations or evidences of indebtedness held by the Administrative Agent or such Lender as security for or which constitute in whole or in part the Obligations, or in connection with the creation of new or additional Obligations.

(f) Waiver of Defenses Etc. Except as otherwise set forth herein, each Borrower hereby waives any defense to its liability for or with respect to any or all of the Obligations based upon or arising by reason of (i) any disability or other defense of any other Borrower, any other Loan Party and/or any other Person, (ii) the cessation or limitation from any cause whatsoever, other than indefeasible payment in full, of the Obligations, (iii) any lack of authority of any officer, director, partner, agent or any other Person acting or purporting to act on behalf of any other Borrower, or any defect in the formation of any other Borrower, (iv) the application by any other Borrower of the proceeds of any of the Obligations for purposes other than the purposes represented by such other Borrower to, or intended or understood by, the Administrative Agent, any Lender and/or such Borrower, (v) any act or omission by the Administrative Agent or any Lender which directly or indirectly results in or aids the discharge of any other Borrower or all or any portion of the Obligations by operation of Law or otherwise, or which in any way impairs or suspends any rights or remedies of the Administrative Agent or any Lender against any other Borrower, (vi) [reserved], (vii) any modification of any or all of the Obligations, in any form whatsoever, including, without limitation, the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the Obligations or any portion thereof, including increasing or decreasing the rate of interest thereon and/or (viii) any requirement that the Administrative Agent or any Lender give any notice of acceptance of this Agreement and/or any other Loan Document. Each Borrower hereby further waives all rights and defenses which such Borrower may have arising out of (i) any election of remedies by the Administrative Agent or any Lender, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Obligations, destroys such Borrower’s rights of subrogation or such Borrower’s rights to proceed against any other Borrower for reimbursement or (ii) any loss of rights such Borrower may suffer by reason of any rights, powers or remedies of any other Borrower in connection with any anti-deficiency Laws or any other Laws limiting, qualifying or discharging any or all Obligations, whether by operation of law or otherwise, including any rights which such Borrower may have to a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Obligations. EACH BORROWER HEREBY FURTHER WAIVES ANY AND ALL OTHER SURETYSHIP DEFENSES.

(g) Savings Clause. Notwithstanding any provision contained in this Agreement or any other Loan Document to the contrary, if any “Fraudulent Transfer Law” (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the liability of any Borrower for or with respect to any or all of the Obligations, such liability of such Borrower shall be limited to a maximum aggregate amount equal to the largest amount that would not render such Borrower’s liability for or with respect to the Obligations subject to avoidance as a fraudulent transfer or fraudulent conveyance under any applicable debtor relief Laws or any provisions of any other applicable federal, state, foreign or other bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance or similar Law governing debtors and the enforceability of debtors’ obligations (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to applicable Law or pursuant to the terms of any agreement. The Borrowers jointly and severally agree among themselves that, in connection with payments made under this Agreement and/or any other Loan Document each Borrower shall have contribution rights against the other Borrowers as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of the Borrowers under this Agreement and the other Loan Documents and no Borrower shall exercise such rights of contribution unless and until (a) all Obligations shall have been fully, finally and indefeasibly paid in cash, (b) all of the financing arrangements and commitments between each Borrower, on the one hand, and each of the Administrative Agent and the Lenders, on the other hand, shall have been terminated, (c) no Letters of Credit shall remain outstanding, (d) no Lender Provided Interest Rate Hedge or Lender Provided Foreign Currency Agreement shall remain outstanding and (e) this Agreement has expired or been terminated in accordance with its terms.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement the day and year first above written.

BORROWERS:

MSA SAFETY INCORPORATED

By:	/s/ Elyse L. Brody
Name: Elyse L. Brody Title: Interim Chief Financial Officer

MSA UK HOLDINGS LIMITED

By:	/s/ James M. Daugherty
Name: James M. Daugherty Title: Director

MSA GREAT BRITAIN HOLDINGS LIMITED

By:	/s/ James M. Daugherty
Name: James M. Daugherty Title: Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

GUARANTORS:

MSA WORLDWIDE, LLC

By:	/s/ James M. Daugherty
Name: James M. Daugherty Title: Assistant Treasurer

MSA ADVANCED DETECTION, LLC

By:	/s/ James M. Daugherty
Name: James M. Daugherty Title: Vice President

GENERAL MONITORS, INC.

By:	/s/ James M. Daugherty
Name: James M. Daugherty Title: Vice President

MSA INTERNATIONAL, LLC

By:	/s/ James M. Daugherty
Name: James M. Daugherty Title: President

MSA SAFETY DEVELOPMENT, LLC

By:	/s/ Thomas M. Salapow
Name: Thomas M. Salapow Title: President

MSA TECHNOLOGY, LLC

By:	/s/ James M. Daugherty
Name: James M. Daugherty Title: Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

MSA INNOVATION, LLC

By:	/s/ James M. Daugherty
Name: James M. Daugherty
Title: Vice President

MSA SAFETY SALES, LLC

By:	/s/ Jessica Gusmar
Name: Jessica Gusmar
Title: Vice President

MSA SAFETY PITTSBURGH MANUFACTURING, LLC

By:	/s/ Jessica Gusmar
Name: Jessica Gusmar
Title: Vice President

GLOBE HOLDING COMPANY, LLC

By:	/s/ James M. Daugherty
Name: James M. Daugherty
Title: Vice President

SAFETY IO, LLC

By:	/s/ Gregory L. Martin
Name: Gregory L. Martin
Title: President

BACHARACH HOLDING CORP.

By:	/s/ Anthony J. Halli
Name: Anthony J. Halli
Title: Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

BACHARACH, INC.

By:	/s/ Anthony J. Halli
Name: Anthony J. Halli
Title: Vice President

MSA SAFETY JACKSONVILLE MANUFACTURING, LLC

By:	/s/ James M. Daugherty
Name: James M. Daugherty
Title: Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

AGENTS AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:	/s/ Charles J. Pascarella Jr.
Name: Charles J. Pascarella Jr. Title: Senior Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Brandon Bouchard
Name: Brandon Bouchard Title: Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Jackie Castillo
Name: Jackie Castillo Title: Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sujay Maiya
Name: Sujay Maiya Title: Executive Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Chris Kohler
Name: Chris Kohler Title: Senior Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Casey Klepsch
Name: Casey Klepsch Title: Senior Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

Citibank, N.A.

By:	/s/ Matthew Sullivan
Name: Matthew Sullivan Title: Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

Truist Bank, as a Lender

By:	/s/ William P. Rutkowski
Name: William P. Rutkowski Title: Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

First National Bank of Pennsylvania, as a Lender

By:	/s/ Brad Johnston
Name: Brad Johnston Title: Senior Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

KeyBank National Association, as a Lender

By:	/s/ Timothy J. Glass
Name: Timothy J. Glass Title: Senior Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

SCHEDULE 1.1(A)

PRICING GRID

VARIABLE PRICING AND FEES BASED ON NET LEVERAGE RATIO (ALL

PRICING AND FEES EXPRESSED IN BASIS POINTS)

Level	Net Leverage Ratio	Standby Letter of Credit Fee	Commercial Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit Term/RFR Rate Spread	Commitment Fee
I	< 1.00 to 1.00	87.50	43.75	0.00	87.50	10.00
II	≥1.00 to 1.00 but < 1.50 to 1.00	100.00	50.00	0.00	100.00	12.50
III	≥1.50 to 1.00 but < 2.00 to 1.00	112.50	56.25	12.50	112.50	15.00
IV	≥2.00 to 1.00 but < 2.50 to 1.00	137.50	68.75	37.50	137.50	17.50
V	≥2.50 to 1.00 but < 3.00 to 1.00	150.00	75.00	50.00	150.00	20.00
VI	≥3.00 to 1.00	175.00	87.50	75.00	175.00	22.50

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate, the Applicable Standby Letter of Credit Fee Rate and the Applicable Commercial Letter of Credit Fee Rate:

(a) The Applicable Margin, the Applicable Commitment Fee Rate, the Applicable Standby Letter of Credit Fee Rate and the Applicable Commercial Letter of Credit Fee Rate for the period commencing on the Closing Date through the day immediately preceding the first (1st) Adjustment Date shall be the Level of the Pricing Grid above that would be applicable based on the Net Leverage Ratio as reflected in the Closing Date Compliance Certificate.

(b) The Applicable Margin, the Applicable Commitment Fee Rate, the Applicable Standby Letter of Credit Fee Rate and the Applicable Commercial Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Net Leverage Ratio as of such quarter end. Subject to clause (a) above, any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate, the Applicable Standby Letter of Credit

SCHEDULE 1.1(A)

Fee Rate or the Applicable Commercial Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 7.3.3 [Certificate of Company] (each, an “Adjustment Date”). If a Compliance Certificate is not delivered when due in accordance with such Section 7.3.3 [Certificate of the Company], then the rates in Level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Net Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.10 [Letter of Credit Subfacility] or Section 3.3 [Interest After Default] or Article 8 [Default]. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 1.1(A)

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share
Name: PNC Bank, National Association Address: The Tower at PNC Plaza 300 Fifth Ave. -13th Floor Pittsburgh, PA 15222 Attention: Charles J. Pascarella Jr. Telephone: 412-762-1875 Telecopy: 412-762-4718 With a copy to: Name: PNC Agency Services Address: PNC Firstside Center 500 First Avenue; P7-PFSC-04-I Pittsburgh, PA 15219 Attention: Christine Black Telephone: 412-762-7571 Telecopy: 412-762-8672	$245,000,000.00	18.846153846%
Name: JPMorgan Chase Bank, N.A. Address: Avenida Belgrano 955, Floor 01 Buenos Aires, Argentina Attention: Nicolas Vallejos Telephone: 5 411-2822-6828 Email: nicolas.vallejos@jpmchase.com Scheme Reference No.: 13/M/0268710/DTTP Jurisdiction of Tax Residence: United States	$175,000,000.00	13.461538462%
Name: Bank of America, N.A. Address: 1600 John F. Kennedy Boulevard Suite 1100 Philadelphia, PA 19106 Attention: James Neese Telephone: 412-338-8743 Telecopy: 312-453-6274	$175,000,000.00	13.461538462%

SCHEDULE 1.1(B)

Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share
Name: Wells Fargo Bank, N.A. Address: 444 Liberty Avenue, Suite 1400 Pittsburgh, PA 15222 Attention: Joseph J. Bianchin Telephone: 412-454-4604	$175,000,000.00	13.461538462%
Name: The Huntington National Bank Address: 222 North LaSalle Chicago, IL 60601 Attention: Michael Kiss Telephone: 312-762-2163 Telecopy: 877-860-4154	$95,000,000.00	7.307692308%
HSBC Bank USA, National Association Address: 227 W Monroe St, Suite 1850 Chicago, IL 60606 Attention: PJ Singh; Chris Helmeci Telephone: 480-796-8352; 412-320-0072 Email: pj.singh@us.hsbc.com; chris.helmeci@us.hsbc.com Scheme Reference No.: 13/H/314375/DTTP Jurisdiction of Tax Residence: United States	$95,000,000.00	7.307692308%
Citibank, N.A. Address: 6460 Las Colinas Blvd MailStop CC1-30 Irving, TX 75039 Attention: Ursula Barber Telephone: 469-220-5517 Telecopy: 866-634-5642	$95,000,000.00	7.307692308%
Truist Bank Address: 3333 Peachtree Rd. Atlanta, GA 30326 Attention: William Rutkowski Telephone: 404-793-2963 Telecopy: 888-707-4162 Scheme Reference No.: 13/T/357522/DTTP Jurisdiction of Tax Residence: United States	$81,666,666.67	6.282051282%

SCHEDULE 1.1(B)

Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share
Name: First National Bank of Pennsylvania Address: One North Shore Center 12 Federal Street, Suite 500 Pittsburgh, PA 15212 Attention: Brad Johnston Telephone: 412-359-2610 Telecopy: 412-231-3584	$81,666,666.67	6.282051282%
Name: KeyBank National Association Address: 11 Stanwix Street – 9th Floor Pittsburgh, PA 15222 Attention: Tim Glass II Telephone: 412-897-1836 Email: Timothy_J_Glass@keybank.com Scheme Reference No.: 13/K/2163274/DTTP Jurisdiction of Tax Residence: United States	$81,666,666.66	6.282051282%

Total	$1,300,000,000.00	100.000000000%

SCHEDULE 1.1(B)

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Company:

ADMINISTRATIVE AGENT

Name: PNC Bank, National Association

Address: The Tower at PNC

300 Fifth Ave. - 13th Floor

Pittsburgh, PA 15222

Attention: Charles J. Pascarella Jr.

Telephone: 412-762-1875

Telecopy: 412-762-4718

With a copy to:

Name: PNC Agency Services

Address: PNC Firstside Center

500 First Avenue; P7-PFSC-04-I

Pittsburgh, PA 15219

Attention: Christine Black

Telephone: 412-762-7571

Telecopy: 412-762-8672

COMPANY:

Name: MSA Safety Incorporated

Address: 1000 Cranberry Woods Drive

Cranberry Township, Pennsylvania 16066

Attention: James M. Daugherty, Assistant Treasurer

Telephone: 724-741-8500 Telecopy: 724-742-8047

Email: James.Daugherty@MSASafety.com

Attention: Kristin Price, Senior Manager, Tax Provision & Compliance

Telephone: 724-742-8199

Email: Kristin.Price@MSASafety.com

SCHEDULE 1.1(B)